Exhibit 10.62

* Portions of this document marked [*] are requested to be treated confidentially.

DATED MARCH 13, 2008

DR. FALK PHARMA GmbH

-and-

SALIX PHARMACEUTICALS, INC.

LICENSE AGREEMENT

This Agreement is made the 13th day of March, 2008.

B E T W E E N:

(1)	DR. FALK PHARMA GMBH a company incorporated in Germany having its registered office and principal place of business at Leinenweberstraße 5, 79108 Freiburg, Germany (“Falk”); and

(2)	SALIX PHARMACEUTICALS, INC. a company incorporated under the law of California whose principal place of business is at 1700 Perimeter Park Drive, Morrisville, NC 27560-8404 USA (“Salix”).

W H E R E A S

(A)	By an Agreement dated July 15 2002 (“the 2002 Agreement”) Falk granted to Salix rights in a pharmaceutical product containing mesalamine and each party granted to the other a right of first negotiation in respect of certain additional products.

(B)	Falk has developed and owns rights in certain pharmaceutical products containing budesonide (both in foam and oral formulation) and pursuant to such right of first negotiation, Falk has agreed to grant Salix an exclusive license (subject only to the CyDex License as defined below) in respect of such products for development, use and exploitation in the USA in defined indications, on the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires:

“Affiliate”	shall mean in relation to either Party any person who directly or indirectly controls, is controlled by or is under common control with that Party or, with regard to Falk, is controlled by the same group of persons controlling Falk. A person shall be regarded as in control of another person if it owns directly or indirectly more than 50% (fifty per cent) of the voting stock or other ownership or income interest of the other person or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of any other person by any means whatsoever.

“ANDA”	shall mean, in respect of each Product, an Abbreviated New Drug Application as defined in the U.S. Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 USC s355) which references the NDA for such Product.

“ANDA Date”	shall mean in respect of each Product the date of approval by the FDA of an ANDA permitting commercial marketing of a product competitive to such Product in the Territory by a Third Party.

“Approval”	shall mean in respect of each Product, approval by the FDA of an NDA permitting the commercial marketing of such Product in the USA.

“Approval Date”	shall mean in respect of each Product the date on which Approval of such Product occurs.

“Business Day”	shall mean any day on which clearing banks within both the USA and Germany are open for business.

“Change of Control”	shall mean any transaction or series of transactions in which in excess of 50 % of a Party’s voting power is transferred or in which all or substantially all of the assets of the Party are sold or otherwise conveyed.

“Compound”	shall mean Budesonide (CAS No 51333-22-3)

“CyDex Field of Use”	shall mean the diagnosis, prevention, treatment or mitigation of respiratory and opthamological diseases or conditions only.

“CyDex License”	shall mean a non exclusive worldwide license under the Falk Patents granted by Falk to CyDex Pharmaceuticals, Inc of 10513 W. 84th Terrace, Lenexa, KS 66214, USA (“CyDex”) for the CyDex Field of Use under an agreement in writing dated 1 August 2007 (“the CyDex Agreement”).

“Dossiers”	shall mean all dossiers of Falk Product Data and other information filed by Falk with the relevant regulatory authorities in any country in any part of the Falk Territory in respect of a Marketing Authorisation for any Product in such country.

“Effective Date”	shall mean the date hereof.

“Excluded Territory”	shall mean those parts of the world in which a Product is for the time being Exploited by Falk, its Affiliates or licensees, excluding only the Territory.

“Exploit”	shall mean to make, have made, import, have imported, use, have used, sell, have sold, offer for sale, or otherwise dispose of, including all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, exportation, transportation, distribution, promotion and marketing activities related thereto and “Exploitation” shall be construed accordingly.

“Falk IP”	shall mean all Intellectual Property of Falk relating to any Product and/or the Compound (including any Improvement) which is at the Effective Date or subsequently during the Term (a) vested in Falk or any

Affiliate of Falk or (b) licensed to Falk or any Affiliate of Falk, including any Falk Patents.

“Falk Patents”	shall mean any Patent in the name of Falk or any Falk Affiliate existing at any time during the Term, including the Patents listed in Schedule 1, relating in any manner to the Exploitation of the Compound in any formulation (including any foam or oral formulation and whether alone or in combination with any other compound) in the Territory.

“Falk Product Data”	shall mean all Product Data relating to any Product in the possession or control of Falk as at the Effective Date and thereafter during the Term (including without limitation any Dossier and Manufacturing Technology and including Falk’s interest in any Joint Product Data).

“Falk Territory”	shall mean all European countries.

“FDA”	shall mean the United States Food and Drug Administration and any successor thereto.

“Field”	shall mean the use and exploitation of the Compound, whether alone or in combination, in any one or more human pharmaceutical indication in the field of gastroenterology or hepatology.

“Foam Product”	means a foam formulation of the Compound developed by Falk prior to the Effective Date and to be developed and exploited by Salix as a Product under the terms of this Agreement, having the product characteristics substantially in the form set out in the Foam Product Summary.

“Force Majeure”	shall mean in relation to either Party any circumstances beyond the reasonable control of that Party including without limitation any strike, lock-out, or other form of industrial action, act of God, war, riot, accident, fire, flood, explosion or government action.

“Improvement”	shall mean any discovery, development, invention or improvement relating to any Product made by Falk (or any Affiliate or licensee of Falk) during the Term and all Intellectual Property rights existing therein.

“Intellectual Property”	shall mean all Patents, claims in Patents, trade marks and trade names, service marks, registered designs, applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world, copyright, design right, inventions, confidential information (including without limitation Know-how) and any other similar right situated in any country in the world.

“Joint Product Data”	shall mean all Product Data relating to any Product arising out of any Studies as defined in Clause 8.1.

“Know-How”	shall mean the information, procedures, instructions, knowledge, experience, data (including, without limitation, toxicological, pharmaceutical, clinical and medical data, health registration data, marketing data and all other data), designs, dossiers (including, without limitation, manufacturing, assay and quality control dossiers), manufacturing formulae, processing specifications, sales and marketing materials and technology relating to or concerning any Product, whether committed to writing or not including without limitation all Product Data and the Manufacturing Technology.

“Launch”	shall mean in respect of each Product, the commencement of commercial sale of such Product in the Territory after Approval of such Product.

“Manufacturing Technology”	shall mean all methods, processes, designs, data, procedures and other information relating to the manufacture of a Product including, without limitation, final quality assurance, quality control procedures, manufacturing procedures, product and raw material specifications, formulation data and other technology related thereto.

“Market Assumptions”	shall mean the assumptions of Salix relating to the anticipated market for each of the Foam Product (“Foam Product Market Assumptions”) and the Oral Product (“Oral Product Market Assumptions”) in the Territory during the Term, as set out in Schedule 3.

“Minimum Royalty Payments”	shall mean the minimum, non-refundable royalty payments for each of the Foam Product (“Foam Product Minimum Royalty Payments”) and the Oral Product (“Oral Product Minimum Royalty Payments”) as specified in Clause 4.

“NDA”	shall mean a New Drug Application as defined in the US Food Drug and Cosmetics Act and the regulations promulgated thereunder (21 U.S.C. s355) for a Product.

“Net Sales”	in respect of each Product, shall mean gross amounts invoiced in respect of sales of such Product in the Territory by Salix, its Affiliates or Sublicensees, as appropriate, to Third Parties, less the following items:

(a)	trade, quantity and cash discounts or rebates actually allowed and taken and any other adjustments, provided that such discounts or rebates are not applied disproportionately to the Product as compared with other similar products of the selling entity, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, damaged goods and recall returns;

(b)	credits, rebates, charge-back and prime vendor rebates, fees, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations;

(c)	any tax, tariff, customs duties, excise or other duties or other governmental charge (other than an income tax) levied on the sale, transportation or delivery of the Product;

(d)	payments or rebates reasonably and customarily paid in connection with sales of Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs;

(e)	any write offs for bad debt provided that in each Year the maximum sum which may be deducted in respect of bad debts shall not exceed [*]% ([*] per cent) of Net Sales in such Year and further provided that in the event that any bad debt is written off and subsequently recovered by Salix, upon such recovery such debt shall be included in Net Sales for such Quarter in any statement under Clause 5.1;

provided always that:

(i)	sales of a Product by and between Salix and its Affiliates and Sublicensees are not sales to Third Parties (except where such Affiliate or Sublicensee purchasers are end users) and shall be excluded from Net Sales calculations for all purposes;

(ii)	where a Product is sold otherwise than on arm’s length terms the price that would have been charged on an arm’s length sale (calculated as above) shall be the invoice price for such Product and where a Product is disposed of for consideration other than cash, such consideration shall be valued at the fair market value thereof;

(iii)

where a Product is not sold on arm’s length terms but is used or otherwise disposed of on a commercial basis by a Third Party, the price that would have been charged (after the deductions in Sub-Clauses (a) through (f) above) on

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

an arm’s length sale in such country shall be deemed the Net Sales for the sale of such Product, provided that any Product supplied and used in clinical trials or for other research or development activities or reasonably and customarily supplied for promotional purposes as samples shall not be treated as being disposed of on a commercial basis and shall be ignored for the purpose of calculating Net Sales.

“Oral Product”	means an oral formulation of the Compound developed by Falk prior to the Effective Date and which may be developed and exploited by Salix as a Product under the terms of this Agreement, having the product characteristics substantially in the form set out in the Oral Product Summary.

“Outline Development Plan”	shall mean an outline development plan for the development of each of the Foam Product (“Foam Product Outline Development Plan”) and the Oral Product (“Oral Product Outline Development Plan”) each to be created in accordance with Clause 6.

“Outline Marketing Plan”	shall mean an outline marketing plan for the marketing and Exploitation of each of the Foam Product (“Foam Product Marketing Plan”) and the Oral Product (“Oral Product Marketing Plan”) post Launch of such Product each to be created in accordance with Clause 6.

“Patents”	shall mean all patents or letters patent, claims in any patent and applications for any patent and the right to apply for the same in any part of the world including, without limitation, all reissues, re-examinations, extensions, substitutions, confirmations, registrations, revalidations, additions, confirmations, continuations in part and divisions thereof and any Supplementary Protection Certificates.

“Patent Expiry Date”	in respect of each Product, shall mean the date on which such Product shall cease to be the subject of any Valid Claim in any Falk Patents in the Territory.

“Phase III Clinical Trials”

shall mean, with respect to each Product all tests and studies (other than Phase I and Phase II Trials) necessary to provide substantive evidence of efficacy and safety in support of an application for Approval of such Product.

“Product”	shall mean any formulation of the Compound (alone or in combination with another active ingredient) in the Field the Exploitation of which in the Territory falls within any Valid Claim of the Falk Patents in the Territory and shall include the Foam Product and the Oral Product, as the context may require.

“Product Data”	shall mean in respect of each Product, all data, information or results generated in the performance of any clinical studies, non-clinical studies (including pharmacological and toxicological studies) or chemistry, manufacturing, control and analytical studies in respect of such Product conducted by or on behalf of either Party whether before or after the Effective Date during the Term, including the Manufacturing Technology.

“Quarter”	shall mean each three calendar-month period in any Year of the Term ending on 31st March, 30th June, 30th September and 31st December in each Year and “Quarterly” has a corresponding meaning.

“Royalties”	shall mean royalties payable by Salix to Falk under the terms of Clauses 3.1.8, 3.1.9 and 3.1.10.

“Sublicense”	shall mean a sublicense granted by Salix to a Third Party of the rights granted under Clause 2.1. For the avoidance of doubt (a) the appointment by Salix of any distributor, wholesaler or dealer of the Product shall not be a Sublicense; and (b) the appointment of a manufacturer to manufacture Product for and on behalf of Salix, shall not be deemed a Sublicense.

“Summary”	shall mean the summary of Product characteristics in respect of each of the Foam Product (“Foam Product Summary”) and the Oral Product (“Oral Product Summary”) as set out in Schedule 4.

“Term”	shall commence on the Effective Date and continue in respect of each Product until whichever is later of;

(a)	the Patent Expiry Date as applicable to such Product; or

(b)	the seventeenth anniversary of the Launch of such Product in the Territory,

subject always to earlier termination under Clause 17.

“Territory”	shall mean the United States of America and its territories and possessions, including for the avoidance of doubt, the Commonwealth of Puerto Rico.

“Third Party”	shall mean any third party and shall not include the Parties or any Affiliate of the Parties.

“Third Party Patents”	shall mean the Patents registered in the names of certain Third Parties, as listed in Schedule 5, revealed in effecting patent searches of the patent domain in the Territory in connection with a Product prior to the Effective Date.

“Valid Claim”	shall mean a claim of any issued and unexpired Patent in the Territory, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

“Year”	shall mean a calendar year during the Term.

1.2	The expression “the Parties” shall mean together Falk and Salix and “Party” shall refer to one such Party;

1.3	Unless the context otherwise requires all references to a particular clause sub-clause schedule or paragraph shall be a reference to that clause sub-clause schedule or paragraph in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.4	Headings are for convenience only and shall be ignored in interpreting this Agreement;

1.5	Words importing the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine and vice versa;

1.6	The words “including” or “included” are to be construed without limitation to the generality of the preceding words.

1.7	Any reference to “writing” or any cognate expression includes a reference to any communication effected by facsimile transmission or similar means.

2.	LICENSE GRANT

2.1	Falk grants to Salix from the Effective Date for the Term in respect of the Falk Patents, the Falk IP and the Falk Product Data the sole and exclusive royalty bearing right and license to use the same and to develop, use and Exploit Products in the Field throughout the Territory (subject only to the CyDex License, as acknowledged in Clause 2.2) and a non-exclusive right and license to manufacture and have manufactured Products in the Field in any part of the world for Exploitation in the Territory only and Falk therefore undertakes;

2.1.1	not at any time during the Term to grant or purport to grant to any Third Party any rights to Exploit a Product in the Field in the Territory; and

2.1.2	not itself to Exploit a Product in the Field during the Term in the Territory; and

2.1.3	to maintain as Confidential Information (subject to the provisions of Clause 11), all Product Data (including Joint Product Data) and not to disclose any Product Data to any Third Party otherwise than under terms relating to confidentiality and restricting the use of such Product Data in any manner in the Field in the Territory.

2.2	Salix acknowledges that the rights granted under Clause 2.1 shall be non exclusive in respect of the CyDex Field of Use only and shall be subject to the rights granted by Falk to CyDex under the CyDex Agreement, as disclosed by Falk to Salix prior to the Effective Date.

2.3	Salix undertakes that it shall use the Falk IP only in the development and Exploitation of Products in the Territory under the terms of this Agreement and shall not be entitled to use all or any part of the Falk IP for any other purpose whatsoever.

2.4	The granting of Sublicenses by Salix with respect to all or any of the rights granted to Salix pursuant to Clause 2.1 shall be subject to the prior approval in writing of Falk.

3.	CONSIDERATION

3.1	In consideration of the license granted under Clause 2.1, Salix shall pay to Falk;

3.1.1	the non-refundable and non-creditable sum of US $[*] ([*] US dollars) on the [*];

3.1.2	the non-refundable and non-creditable sum of US $[*] ([*] US dollars) within [*] days of the date of the first meeting between the FDA and Salix in connection with the filing of the first NDA for a Foam Product;

3.1.3	the non-refundable and non-creditable sum of US $[*] ([*] US dollars) within [*] days of the date of the first meeting between the FDA and Salix in connection with the filing of the first NDA for an Oral Product;

3.1.4	the non-refundable and non-creditable sum of US $[*] ([*] US dollars) within [*] days of the date of acceptance by the FDA of an NDA for the first Foam Product;

3.1.5	the non-refundable and non-creditable sum of US $[*] ([*] US dollars) within [*] days of the date of acceptance by the FDA of an NDA for the first Oral Product;

3.1.6	the non-refundable and non-creditable sum of US $[*] ([*] US dollars) within [*] days of the Approval Date of the first Foam Product;

3.1.7	the non-refundable and non-creditable sum of US $[*] ([*] US dollars) within [*] days of Approval Date of the first Oral Product;

3.1.8	for the period from Launch to the Patent Expiry Date in respect of each Product, a Royalty at the rate of [*]% ([*] per cent) of all Net Sales of such Product payable in accordance with Clause 5;

3.1.9	for the period from the Patent Expiry Date to which ever shall be the earlier of the expiry of the Term and the ANDA Date in respect of each Product, a Royalty at the rate of [*]% ([*] per cent) of aggregate Net Sales of such Product, payable in accordance with Clause 5; and

3.1.10	for the period from the ANDA Date (if applicable) for the remainder of the Term, in respect of each Product, a Royalty at the rate of [*]% ([*] per cent) of aggregate Net Sales of such Product, payable in accordance with Clause 5.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.2	Salix shall notify Falk promptly of any determination, filing or approval which would trigger a payment by Salix to Falk under Clause 3.1 and the amount of the payment required. Falk shall promptly invoice Salix for each payment made.

4.	MINIMUM ROYALTY PAYMENTS

4.1	Commencing with the first full Year following Launch of the first Foam Product in respect of the Royalties due on Net Sales in respect of such Foam Product, Salix shall pay to Falk in respect of each Year to the Patent Expiry Date, subject to the provisions of Clause 4.4, a non-refundable Foam Product Minimum Royalty Payment in respect of such Foam Product according to the following schedule:

Year	Minimum Royalty Payment Per Year (US $)
1	[*]
2	[*]
3	[*]
4 and thereafter	[*]

4.2	The Foam Product Minimum Royalty Payment shall be due and payable with the Statement delivered to Falk under Clause 5.1 of Royalties due in respect of such Foam Product within ninety (90) days of the end of the relevant Year Provided that all Royalties paid in such Year in respect of the Foam Product shall be credited against the Foam Product Minimum Royalty Payment and such payment shall be made only in respect of the shortfall between the Foam Product Minimum Royalty Payment and such Royalties based on actual Net Sales of the Foam Product actually paid in such Year.

4.3	The Foam Product Minimum Royalty Payment shall cease on the Patent Expiry Date in respect of a Foam Product and for the period from 1 January to such Patent Expiry Date in such Year the Foam Product Minimum Royalty Payment shall be apportioned over the Year and any shortfall shall be calculated by reference to Royalties due in respect of Net Sales of the Foam Product in such period from 1 January to such Patent Expiry Date only.

4.4	In the event that at any time prior to such Patent Expiry Date in respect of a Foam Product any Foam Product Market Assumption subsequently appears to be incorrect or ill founded (a “Revision Circumstance”) and as a consequence of such Revision Circumstance the Royalties payable to Falk based on the actual Net Sales of Foam Products in the year following the occurrence of the Revision Circumstance are less than the Foam Product Minimum Royalties payable to Falk during such year, the Parties undertake to renegotiate in good faith the Foam Product Minimum Royalty Payments due under Clause 4.1 for the following Years.

4.5	Commencing with the first full Year following Launch of the first Oral Product in respect of the Royalties due on Net Sales in respect of such Oral Product, Salix shall pay to Falk in respect of each Year to the Patent Expiry Date, subject to the provisions of Clause 4.8 a non-refundable Oral Product Minimum Royalty Payment in respect of such Oral Product according to the following schedule:

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Year	Minimum Royalty Payment Per Year (US $)
1	[*]
2	[*]
3	[*]
4 and thereafter	[*]

4.6	The Oral Product Minimum Royalty Payment shall be due and payable with the Statement delivered to Falk under Clause 5.1 of Royalties due in respect of such Oral Product within ninety (90) days of the end of the relevant Year Provided that all Royalties paid in such Year in respect of the Oral Product shall be credited against the Oral Product Minimum Royalty Payment and such payment shall be made only in respect of the shortfall between the Oral Product Minimum Royalty Payment and such Royalties based on actual Net Sales of the Oral Product actually paid in such Year.

4.7	The Oral Product Minimum Royalty Payment shall cease on the Patent Expiry Date in respect of a Oral Product and for the period from 1 January to such Patent Expiry Date in such Year the Oral Product Minimum Royalty Payment shall be apportioned over the Year and any shortfall shall be calculated by reference to Royalties due in respect of Net Sales of the Oral Product in such period from 1 January to such Patent Expiry Date only.

4.8	In the event that at any time prior to the Patent Expiry Date in respect of an Oral Product, any Oral Product Market Assumption subsequently appears to be incorrect or ill founded (a “Revision Circumstance”) and as a consequence of such Revision Circumstance the Royalties payable to Falk based on the actual Net Sales of Oral Products in the year following the occurrence of the Revision Circumstance are less than the Oral Product Minimum Royalties payable to Falk during such year, the Parties undertake to renegotiate in good faith the Oral Product Minimum Royalty Payments due under Clause 4.5 for the following Years.

4.9	In the event of any renegotiation of the Foam Product Minimum Royalty Payments or the Oral Product Minimum Royalty Payments, under Clauses 4.4 and 4.8:

4.9.1	each Party shall use its best endeavours to procure that any such renegotiation shall be effected within a period of sixty (60) days from the date of notice from either Party to the other Party notifying it of the Revision Circumstance and the effect thereof on Net Sales for such year and requesting renegotiation;

4.9.2	any such renegotiation shall not in any circumstances effect any increase in the Foam Product Minimum Royalty Payments or the Oral Product Minimum Royalty Payments and shall effect only a reduction in the sums specified in Clauses 4.1 and 4.5.

4.9.3	any such renegotiation of the Foam Product Minimum Royalty Payments under Clause 4.4 shall not in any circumstances effect any negotiation or change in the Oral Product Minimum Royalty Payments and any such renegotiation of the Oral Product Minimum Royalty Payments under Clause 4.8 shall not in any circumstances effect any negotiation or change in the Foam Product Minimum Royalty Payments.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.9.4	upon any such renegotiation the Parties shall review the manner in which any such Revision Circumstance affects the Foam Product Market Assumptions or Oral Product Market Assumptions, as applicable and shall consider the revised Foam Product Market Assumptions or Oral Product Market Assumptions, as applicable arising from such Revision Circumstance.

4.9.5	in the event that the Parties are unable to agree the Foam Product Minimum Royalty Payments upon any such renegotiation under Clause 4.4 or the Oral Product Minimum Royalty Payments upon any such renegotiation under Clause 4.8, in such sixty (60) day period (or any agreed extended period) the Parties agree that determination of any adjustment to the Foam Product Minimum Royalty Payments or the Oral Product Minimum Royalty Payments, as applicable, shall be referred to an independent expert (experienced in the negotiation of the financial terms of commercial contracts in the pharmaceutical field) appointed by the agreement of the Parties, or in the event that the Parties are unable to agree on the appointment of any independent expert he shall be appointed, at the request of either party by the President for the time being of The Pharmaceutical Research and Manufacturers of America (PhRMA) who shall have the authority to appoint such an independent expert. In determining any such adjustment to the Foam Product Minimum Royalty Payments or the Oral Product Minimum Royalty Payments:

(i)	such expert shall act as an expert and not as an arbitrator;

(ii)	the costs of such expert shall be borne as determined by the expert taking account of the position of the Parties as at the date of referral to the expert and the expert determination; and

(iii)	such expert shall make such determination in such manner as he reasonably considers appropriate taking account of the Foam Product Market Assumptions or the Oral Product Market Assumptions, as applicable, and any adjustments thereto reasonably arising by reason of any Revision Circumstance; and

(iv)	such expert’s determination shall in the absence of manifest error be final and binding in respect of the Foam Product Minimum Royalty Payments or the Oral Product Minimum Royalty Payments applicable after the date of such determination; and

such expert shall be required to effect such determination within forty-five (45) days of his appointment and any adjusted Foam Product Minimum Royalty Payments or the Oral Product Minimum Royalty Payments shall take effect from the date of the request for renegotiation made under Clauses 4.4 and 4.8 and the Foam Product Minimum Royalty Payments or the Oral Product Minimum Royalty Payments for such Year shall be adjusted pro rata from such date.

5.	PAYMENT: GENERAL

5.1	Salix shall prepare a statement in respect of each Quarter which shall show in reasonable detail for the Quarter in question the calculation of Royalties due to Falk with respect to aggregate Net Sales. Such statement shall specify in reasonable detail the calculation of Net Sales (in accordance with the definition set out in Clause 1) in respect of each Product and the applicable Royalties due to Falk and such other information relating to the calculation of Net Sales as Falk may reasonably request from time to time. Such statement shall be submitted to Falk within ninety (90) days of the end of the Quarter to which it relates together with remittance for Royalties due to Falk in respect of each Product under Clauses 3.1.8, 3.1.9 and 3.1.10 (as applicable).

5.2	Salix, its Affiliates and Sublicensees shall keep complete, true and accurate books of account and records for the purpose or determining the amounts payable or accountable hereunder. Such books and records shall be kept at one of the principal places of Salix, its Affiliates and Sublicensees for a least seven (7) years following the end of the calendar quarter to which they pertain. Falk shall have the following audit rights:

5.2.1	Upon the written request of Falk and, except with respect to an audit permitted by Clause 5.2.2, not more than once in each Year, Salix shall permit an independent certified public accounting firm of recognized good standing in the US, selected by Falk, at Falk’s expense, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Salix as may be reasonably necessary to verify the accuracy of the calculations of Royalties and other amounts due and payable under this Agreement for any Year ending, except as otherwise permitted under Clause 5.2.2, not more than [*] Years prior to the date of such request. If such accounting firm concludes, as indicated by a written report delivered to each of the Parties, that additional Royalties or other amounts were owed during such period, Salix shall pay the additional Royalties or other amounts, as applicable, with interest from the date originally due at the rate specified in Clause 5.3 within sixty (60) days after the date on which such accounting firm’s written report is delivered to Salix. Any overpayment of Royalties shall be fully creditable against future royalties payable to Falk.

5.2.2	If, and only if, the amount of any underpayment discovered as the result of an audit conducted in accordance with Clause 5.2.1 is greater than [*] percent ([*]%) of the total amount previously paid, then Salix shall reimburse Falk for all costs related to such audit and Falk shall be entitled to conduct an audit in accordance with Clause 5.2.1 for any Year ending not more than [*] years prior to the date of such audit; provided, that in no event shall Falk audit Salix more than twice in any Year.

5.3	Without prejudice to Falk’s rights under Clause 17.7 if any Royalty or any other amount due and payable under this Agreement is overdue, Salix shall pay interest thereon at an annual rate (but with interest accruing on a daily basis) of [*] percent ([*]%) above the then-current U.S. prime rate, as published in The Wall Street Journal, Eastern U.S. Edition. Such interest shall run from the date upon which payment of such sum became due until payment thereof in full together with such interest by Salix.

5.4	All sums due to Falk under this Agreement:-

5.4.1	are, unless otherwise expressly stated, exclusive of any Value Added Tax or equivalent sales tax which shall be payable (if applicable) on submission by Falk of valid Value Added Tax invoices in respect thereof; and

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.4.2	shall be paid in full subject to deduction for withholding taxes, charges and other duties that may be imposed in the Territory save insofar as Falk shall be capable of obtaining a credit therefor. The Parties agree to co-operate in all respects necessary to take advantage of such double taxation agreements as may be available. If Salix is required to deduct or withhold it will (i) promptly notify Falk of such requirement, (ii) pay to the relevant authorities the full amount to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Falk and (iii) promptly forward to Falk an official receipt (or certified copy), or other documentation reasonably acceptable to Falk and obtainable by Salix, evidencing such payments to such authorities.

5.5	All Royalties or other sums payable under this Agreement shall be paid in US dollars by telegraphic transfer to such bank as Falk may designate for such purpose.

6.	OBLIGATIONS OF SALIX

6.1	Salix shall in accordance with the Foam Product Outline Development Plan prepared and amended in accordance with Clause 6.2 and the Foam Product Outline Marketing Plan prepared and amended in accordance with Clause 6.3:

6.1.1	use all reasonable commercial efforts to obtain Approval for a Foam Product at the earliest opportunity and for such purpose shall effect studies and obtain such Product Data as may be required in connection with such Approval. Salix shall commit such resources to the development of the Foam Product as are specified in the Foam Product Outline Development Plan; it shall use personnel with such skills and experience as are designed to accomplish efficiently and expeditiously the Approval for the Foam Product as set forth in the Foam Product Outline Development Plan;

6.1.2	use reasonable commercial efforts to effect Launch of a Foam Product as soon as reasonably practicable after the Approval Date of such Foam Product; and

6.1.3	use reasonable commercial efforts throughout the Term and shall devote financial resources, personnel and other resources as stipulated in the Foam Product Outline Marketing Plan, to promote sales of Foam Products throughout the Territory.

6.2	Within [*] months of the Effective Date, Salix shall submit to Falk the Foam Product Outline Development Plan describing in as much detail as reasonably possible Salix’s plan and time frame with respect to obtaining Approval for the Foam Product and detail of the studies to be effected for such purpose. Such Outline Development Plan shall provide for the first meeting between Salix and the FDA in connection with the filing of the first NDA for a Foam Product to be held within [*] months of the Effective Date. Thereafter,

6.2.1	Salix shall regularly update the Foam Product Outline Development Plan and shall notify Falk regularly of all such material updates and amendments to the Foam Product Outline Development Plan and of its progress and performance against the Foam Product Outline Development Plan;

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.2.2	shall use reasonable commercial efforts to perform in accordance with the Foam Product Outline Development Plan.

6.2.3	Salix shall notify and discuss with Falk, any material delay in the performance of the Foam Product Outline Development Plan and shall notify Falk of its proposals to rectify any such delay.

6.2.4	Salix agrees that Falk may comment on the content of the Foam Product Outline Development Plan and any changes or amendments thereto and Salix shall revise the Foam Product Outline Development Plan from time to time as reasonably required to take account of Falk’s comments thereon.

6.2.5	Salix shall endeavour to obtain Falk’s agreement to the Foam Product Outline Development Plan from time to time and in the event that the Parties are unable to agree such matter shall be referred to a meeting of the CEOs of each Party under Clause 27.1, provided that if notwithstanding such meeting there is no agreement, the provisions of Clause 28 shall not apply and Salix shall be entitled to implement and effect the Foam Product Outline Development Plan as determined by it.

6.2.6	Salix undertakes that it shall not in the Foam Product Outline Development Plan propose or effect any clinical study in the Territory which might reasonably be anticipated to have a material adverse effect on the Foam Products in the Excluded Territory, without the prior consent of Falk, provided that such consent shall not be unreasonably withheld or delayed in the event that such clinical study is reasonably required to obtain Approval.

6.2.7	In respect of each Year of the Term prior to Launch of the Foam Product, the Parties shall on or before [*] in respect of the following Year, meet at a mutually agreed location or by means of video or telephone conferencing to discuss the contents of the Foam Product Outline Development Plan.

6.3	At least [*] months prior to the anticipated Approval Date for a Foam Product, Salix shall submit to Falk the Foam Product Outline Marketing Plan describing in as much reasonable detail as possible at the time Salix’s plan relating to the manufacturing, promotion, marketing, sale and distribution of the Foam Product. Thereafter,

6.3.1	Salix shall regularly update the Foam Product Outline Marketing Plan and shall notify Falk regularly of all such updates and amendments to the Foam Product Outline Marketing Plan and of its progress and performance against the Foam Product Outline Marketing Plan and shall use reasonable commercial efforts to perform in accordance with the Foam Product Outline Marketing Plan.

6.3.2	Salix shall notify and discuss with Falk its performance against the Foam Product Outline Marketing Plan and shall notify Falk of its proposals to remedy any material failure to perform in accordance with the Foam Product Outline Marketing Plan.

6.3.3	Salix agrees that Falk may comment on the content of the Foam Product Outline Marketing Plan and any changes and amendments thereto and Salix

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

shall revise the Foam Product Outline Marketing Plan from time to time as reasonably required to take account of Falk’s comments thereon.

6.3.4	Salix shall endeavour to obtain Falk’s agreement to the Foam Product Outline Marketing Plan from time to time and in the event that the Parties are unable to agree such matter shall be referred to a meeting of the CEOs of each Party under Clause 27.1, provided that if notwithstanding such meeting there is no agreement, the provisions of Clause 28 shall not apply and Salix shall be entitled to implement and effect the Foam Product Outline Marketing Plan as determined by it.

6.3.5	In respect of each Year of the Term, the Parties shall on or before [*] in respect of the following Year, meet at a mutually agreed location or by means of video or telephone conferencing to discuss the contents of the Foam Product Outline Marketing Plan including in particular Salix’ marketing strategy, anticipated Net Sales and sales and promotion efforts in respect of the Foam Product for such following Year.

6.4	Within [*] months of the Effective Date, Salix shall submit to Falk the Oral Product Outline Development Plan describing in as much detail as reasonably possible Salix’s plan and time frame with respect to obtaining Approval for the Oral Product and detail of the studies to be effected for such purpose. Such Outline Development Plan shall provide for the first meeting between Salix and the FDA in connection with the filing of the first NDA for a Oral Product to be held within [*] months of the Effective Date. Thereafter,

6.4.1	Salix shall regularly update the Oral Product Outline Development Plan and shall notify Falk regularly of all such material updates and amendments to the Oral Product Outline Development Plan and of its progress and performance against the Oral Product Outline Development Plan; and

6.4.2	shall use reasonable commercial efforts to perform in accordance with the Oral Product Outline Development Plan.

6.4.3	Salix shall notify and discuss with Falk, any material delay in the performance of the Oral Product Outline Development Plan and shall notify Falk of its proposals to rectify any such delay.

6.4.4	Salix agrees that Falk may comment on the content of the Oral Product Outline Development Plan and any changes or amendments thereto and Salix shall revise the Oral Product Outline Development Plan from time to time as reasonably required to take account of Falk’s comments thereon.

6.4.5	Salix shall endeavour to obtain Falk’s agreement to the Oral Product Outline Development Plan from time to time and in the event that the Parties are unable to agree such matter shall be referred to a meeting of the CEOs of each Party under Clause 27.1, provided that if notwithstanding such meeting there is no agreement, the provisions of Clause 28 shall not apply and Salix shall be entitled to implement and effect the Oral Product Outline Development Plan as determined by it.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.4.6	Salix undertakes that it shall not in the Oral Product Outline Development Plan propose or effect any clinical study in the Territory which might reasonably be anticipated to have a material adverse effect on the Oral Products in the Excluded Territory, without the prior consent of Falk, provided that such consent shall not be unreasonably withheld or delayed in the event that such clinical study is reasonably required to obtain Approval

6.4.7	In respect of each Year of the Term prior to Launch of the Oral Product, the Parties shall on or before [*] in respect of the following Year, meet at a mutually agreed location or by means of video or telephone conferencing to discuss the contents of the Oral Product Outline Development Plan.

6.5	At least [*] months prior to the anticipated Approval Date for an Oral Product, Salix shall submit to Falk the Oral Product Outline Marketing Plan describing in as much reasonable detail as possible at the time Salix’s plan relating to the manufacturing, promotion, marketing, sale and distribution of the Oral Product. Thereafter,

6.5.1	Salix shall regularly update the Oral Product Outline Marketing Plan and shall notify Falk regularly of all such updates and amendments to the Oral Product Outline Marketing Plan and of its progress and performance against the Oral Product Outline Marketing Plan and shall use reasonable commercial efforts to perform in accordance with the Oral Product Outline Marketing Plan.

6.5.2	Salix shall notify and discuss with Falk its performance against the Oral Product Outline Marketing Plan and shall notify Falk of its proposals to remedy any material failure to perform in accordance with the Oral Product Outline Marketing Plan.

6.5.3	Salix agrees that Falk may comment on the content of the Oral Product Outline Marketing Plan and any changes and amendments thereto and Salix shall revise the Oral Product Outline Marketing Plan from time to time as reasonably required to take account of Falk’s comments thereon.

6.5.4	Salix shall endeavour to obtain Falk’s agreement to the Oral Product Outline Marketing Plan from time to time and in the event that the Parties are unable to agree such matter shall be referred to a meeting of the CEOs of each Party under Clause 27.1, provided that if notwithstanding such meeting there is no agreement, the provisions of Clause 28 shall not apply and Salix shall be entitled to implement and effect the Oral Product Outline Marketing Plan as determined by it.

6.5.5	In respect of each Year of the Term, the Parties shall on or before [*] in respect of the following Year, meet at a mutually agreed location or by means of video or telephone conferencing to discuss the contents of the Oral Product Outline Marketing Plan including in particular Salix’ marketing strategy, anticipated Net Sales and sales and promotion efforts in respect of the Oral Product for such following Year.

6.6	In respect of any Oral Product which Salix shall determine to Exploit under the terms of this Agreement, Salix shall in accordance with the Oral Product Outline Development Plan prepared and amended in accordance with Clause 6.4 and the Oral Product Outline Marketing Plan prepared and amended in accordance with Clause 6.5:

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.6.1	use all reasonable commercial efforts to obtain Approval for an Oral Product and for such purpose shall effect studies and obtain such Product Data as may be required in connection with such Approval. Salix shall commit such resources to the development of the Oral Product as are specified in the Oral Product Outline Development Plan; it shall use personnel with such skills and experience as are designed to accomplish efficiently and expeditiously the Approval for the Oral Product as set forth in the Oral Product Outline Development Plan;

6.6.2	use reasonable commercial efforts to effect Launch of an Oral Product as soon as reasonably practicable after the Approval Date of such Oral Product; and

6.6.3	use reasonable commercial efforts throughout the Term and shall devote financial resources, personnel and other resources as stipulated in the Oral Product Outline Marketing Plan, to promote sales of Oral Products throughout the Territory.

6.7	In respect of Clauses 6.1.3 and 6.6.3 such reasonable commercial efforts shall in no event be less than used by Salix with respect to the commercialisation of its own products of comparable commercial significance and market potential or than used by other companies with respect to the commercialisation of other products in the market of comparable commercial significance and market potential in the Territory, to the relevant Foam Product or Oral Product.

6.8	Salix undertakes to notify Falk of each proposed meeting with the FDA in respect of any Foam Product or Oral Product and representatives of Falk may attend any such FDA meeting (at Falk’s expense).

6.9	Salix shall keep Falk regularly informed of its progress in the development of each Product and in the performance of its obligations under Clauses 6.1 and 6.6. Such information shall be made available to Falk in the form of reasonably detailed written reports every [*] months. In immediate subsequence to the furnishing of a report the Parties shall discuss its content in telephonic meetings (including video conferencing). Furthermore, Falk may call additional personal meetings as deemed necessary or appropriate in order to review and discuss the progress in the development of each Product.

6.10	For the avoidance of doubt, Salix shall be solely responsible for the performance of its obligations under Clauses 6.1 and 6.6 and no actions, comments or recommendations of Falk under Clauses 6.2 or 6.3 or Clauses 6.4 or 6.5 shall affect such Salix obligations.

6.11	Salix shall use reasonable commercial efforts to manufacture or procure the manufacture of Product whereby such manufacture shall be effected by an FDA approved Third Party manufacturer to be identified by Salix. Falk shall have the right to attend any inspection of the Third Party manufacturer or any proposed Third Party manufacturer, effected by Salix (at Falk’s expense), at such times as may be notified to it by Salix and Salix shall notify Falk of any such inspection proposed to be effected by it.

6.12	Salix shall assist Falk as reasonably required in the event that Falk wishes to use the Third Party manufacturer identified by Salix for manufacture of a Product for use outside the Territory Provided that Falk undertakes not to manufacture a Product in the Territory or

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

otherwise use such Salix Third Party manufacturer without the prior consent in writing of Salix and acknowledges that in the event of any limited capacity of any manufacturer in the Territory, Salix shall be entitled at all times to obtain from such manufacturer in the Territory all such quantities of Product as it may require for Exploitation in the Territory in priority to any supplies of such Product required by Falk.

7.	OBLIGATIONS OF FALK

7.1	Within 30 days of the Effective Date Falk shall deliver to Salix:

7.1.1	the Falk IP; and

7.1.2	the Falk Product Data.

7.2	Thereafter during the Term Falk shall (at its sole cost and expense) provide to Salix such assistance as Salix may reasonably require in connection with the performance of Salix’ obligations under Clause 6 and shall promptly deliver any further Falk IP or Falk Product Data coming into the possession or control of Falk.

8.	PRODUCT DATA

8.1	In the event that Salix ascertains in respect of a Product that the FDA requires additional Product Data to be filed before granting Approval, Salix will at its own cost conduct such study(ies) (the “Studies”) in accordance with the Foam Product Outline Development Plan or the Oral Product Outline Development Plan, as applicable, in order to assist in obtaining such Approval and will provide all medical resources and study monitors for such purpose.

8.2	The Foam Product Outline Development Plan and the Oral Product Outline Development Plan shall contain details of anticipated Studies to be effected by Salix. All clinical trial master files, in particular the study report and the CRF Files, in respect of the Studies shall be made available to Falk. Salix shall keep Falk informed as to conduct, progress and results of the Studies. Falk acknowledges that in respect of any Product Data supplied to it by Salix, it shall comply in all material respects with data privacy requirements applicable to such Product Data.

8.3	All right, title and interest in all Product Data arising from any Studies shall be jointly owned by Salix and Falk and either may use such Joint Product Data without further payment or obligation to the other and each of the Parties shall be free to use and Exploit such Joint Product Data and to incorporate it in any regulatory filing Provided that Falk acknowledges that during the Term it shall not and shall not authorise or permit any Third Party to use any Joint Product Data in the Territory. Salix shall assign into the joint names of Salix and Falk its rights in all such Joint Product Data as reasonably required by Falk from time to time. Each Party undertakes to provide such assistance as may reasonably be required by the other Party in connection with the protection of the Joint Product Data from unauthorised use or disclosure and acknowledges that the Joint Product Data shall be deemed Confidential Information of both Parties under the terms of Clause 11. For the avoidance of doubt Joint Product Data shall remain Joint Product Data for all purposes under this Agreement, notwithstanding that it may relate in whole or in part to a Terminated Product under Clause 18.1.

9.	TRADEMARKS

9.1	Salix shall have the sole right and responsibility for developing trademark(s) for each Product in the Territory, including product names and distinctive artwork and logos, and for seeking registration or other protection of such trademark(s) in the Territory. Such trademark(s) shall be the subject of a trademark application in the Territory (effected by Salix) and shall be registered and maintained in the name of Salix at the sole expense of Salix. However, trademark(s) to be used from time to time in the commercialization of the Product in the Territory so selected by Salix shall be notified to Falk and such trademark(s) shall be subject to the prior approval in writing of Falk, such approval not to be unreasonably withheld or delayed. Insofar as permitted by law and regulation in the Territory and subject to the Approval, all packaging and printed literature for a Product offered for sale in the Territory shall, if so and as long as so requested by Falk, display that such Product is an innovation of Falk and that it is distributed under a license granted by Falk.

9.2	Each Party shall notify the other, in writing, in the event of any infringement of such trademark(s) used by Salix, or potential infringement of such trademark(s), in the Territory coming to such Party’s attention. Salix shall be entitled to take such action against any infringers or potential infringers as Salix may in its sole discretion determine.

9.3	Falk undertakes that it shall not use or register any tradename or trademark confusingly similar to the trademark(s) used by Salix on any Product in accordance with Clause 9.1, without the prior consent of Salix which may withhold consent in its absolute discretion in the event that it reasonably considers that any such use may prejudice or otherwise affect the marketing of any such Product in the Territory.

10.	INTELLECTUAL PROPERTY OWNERSHIP AND INFRINGEMENT

10.1	Falk shall retain all rights, title and interest in and to the Falk IP and the Falk Product Data, including any improvement, amendment, modification, enhancement, discovery or invention to the Product or the use of the Product, together with all Intellectual Property therein. In the event that Salix develops, creates or identifies any improvement, amendment, modification, enhancement, discovery or invention relating to a Product (“an Invention”), Salix shall promptly disclose the Invention to Falk and shall take all such actions and execute all such documents as may reasonably be required to procure the sole ownership thereof by Falk, provided that such Invention shall be licensed back to Salix for Salix to use and exploit the Invention under the terms of this Agreement in such manner as it considers appropriate within the Territory free of any payment in addition to the payments due under Clauses 3 and 4. Except as otherwise expressly provided in this Agreement, Salix has no right, title or interest in any Invention, provided that ownership rights to Joint Product Data resulting from the Studies shall be as described in Clause 8.3. All rights not expressly granted to Salix under this Agreement are reserved by Falk. Salix shall not (and shall not attempt or purport to) file or prosecute in any country any patent application which claims, discloses or uses or purports to claim, disclose or use any Invention, without the prior express written consent of Falk. Additionally, Salix shall not, directly or indirectly, prevent or attempt to prevent Falk from filing or prosecuting in any country any patent application which claims, discloses or uses or purports to claim, disclose or use any Invention.

10.2	Falk shall at its own cost prosecute to grant all subsisting Patent applications within the Falk Patents and shall maintain (including payment of all renewal fees) and defend all such Patents granted pursuant to the patent rights existing as at the date hereof in respect of the Falk Patents in force for the full term thereof Provided Always that Falk shall be released from its obligation to maintain and defend the Falk Patents under this Clause 10.2 where it is advised by appropriately experienced patent counsel in the relevant jurisdiction that the prospects for success or otherwise the merits of its case and the cost of maintaining and defending the Falk Patents do not justify commercially the relevant expenditure by Falk.

10.3	In the event that Salix at any time during the Term becomes aware of any misappropriation or infringement or alleged misappropriation or infringement by a Third Party (the “Infringer”) of any part of the Falk IP in the Territory, Salix shall give prompt written notice thereof to Falk and (save only in respect of the Joint Product Data, under Clause 10.4);

10.3.1	Falk shall have the first right (but not the obligation) to take such steps against an Infringer (including all injunctive, compensatory and other remedies and relief) (collectively “Remedies”) as may be necessary or desirable to prevent such infringement and preserve the Falk IP. Salix shall permit any such Remedies to be brought in its name if permitted or required by law. Falk may compromise or settle any of the Remedies in its sole discretion Provided that Falk shall not make any settlement or compromise that adversely affects the interests of Salix in respect of any Products in the Territory without the prior consent in writing of Salix, such consent not to be unreasonably withheld or delayed.

10.3.2	In the event that Falk elects not to pursue Remedies with respect to the Falk IP within the Territory within [*] days after notice in writing from Salix requesting Falk to do so, Falk shall provide full details of such advice to Salix. Thereafter, and in any event if Falk fails to pursue Remedies against such Infringer, Salix shall have the right (but not the obligation) to pursue Remedies against such Infringer; provided that Salix does not make any settlement or compromise that adversely affects the interests of Falk in any Products in the Excluded Territory without the prior consent of Falk, such consent not to be unreasonably withheld or delayed and provided that if Falk has commenced negotiations with an Infringer for discontinuance of such Infringement within such [*] day period, Falk shall have an additional [*] day period to conclude its negotiations before Salix may bring suit for such Infringement.

10.4	In the event that Salix at any time during the Term becomes aware of any misappropriation or infringement or alleged misappropriation or infringement by an Infringer of any part of the Joint Product Data in the Territory, Salix shall give prompt written notice thereof to Falk and Salix shall have the first right (but not the obligation) to take such Remedies as may be necessary or desirable to prevent such infringement and preserve the Joint Product Data. Falk shall permit any such Remedies to be brought in its name if permitted or required by law. Salix may compromise or settle any of the Remedies in its sole discretion Provided that Salix shall not make any settlement or compromise that adversely affects the interests of Falk in respect of the Joint Product Data in the Excluded Territory without the prior consent in writing of Falk, such consent not to be unreasonably withheld or delayed.

10.5	In the event that either Party shall pursue Remedies under Clauses 10.3 or 10.4,

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

10.5.1	the other Party shall use all reasonable efforts to assist and cooperate with the Party pursuing such Remedies, including providing access to relevant documents and other evidence; and

10.5.2	each Party shall bear its own costs and expenses relating to its pursuit of Remedies or in providing assistance and cooperation; and

10.5.3	any damages or other amounts collected by either Party shall be used, (i) by the Party that pursued Remedies, to cover its costs and expenses incurred; (ii) by the other Party to cover its costs and expenses, if any, relating to the pursuit of such Remedies; and (iii) the remaining amount, shall be allocated between Salix and Falk equitably as appropriate to reflect the loss suffered by each Party in connection with the actions of the Infringer, and as appropriate to reflect the basis on which such damages were awarded in any such action to compensate for the loss of each Party.

10.6	In the event that a Third Party institutes a patent, trade secret or other infringement suit against Salix or its Affiliates during the Term, alleging that its Exploitation of the Product in the Territory infringes one or more Patents or other Intellectual Property rights held by such Third Party (an “Action”), Salix shall promptly notify Falk thereof in writing and promptly discuss with Falk the best way to respond.

10.6.1	Save as specified in Clause 10.6.2, Salix shall have the exclusive right to defend and control the defense of any such Action using counsel of its own choice, and the Action, subject to Clause 13, shall be at Salix’s own expense; provided that Falk may participate in the defense and/or settlement of such Action at its own expense with counsel of its choice and provided that Salix shall not enter into any settlement to the extent that such Action and/or the settlement of such Action is the subject of any claim made by Salix against Falk for indemnification under Clause 13.1 except as agreed in writing between the Parties, such agreement not to be unreasonably withheld and delayed. Salix acknowledges that any such agreement of Falk to any such settlement shall be without prejudice to the right of Falk to dispute any claim for indemnification in respect thereof. Salix further acknowledges that in the event that Salix enters into any settlement, without the agreement of Falk, in circumstances where such Action and/or the settlement of such Action is not as at the date of such settlement, the subject of any claim made by Salix against Falk for indemnification under Clause 13.1, Salix shall not subsequently make any claim for indemnification against Falk under Clause 13.1 in respect of such Action or settlement.

10.6.2	In the event that Falk shall have acknowledged its obligation to indemnify Salix in respect of any such Action under Clause 13, Falk shall have the exclusive right to defend and control the defense of any such Action using counsel of its own choice, and the Action shall be at Falk’s own expense; provided that Salix may participate in the defense and/or settlement of such Action at its own expense with counsel of its choice and provided that Falk shall not enter into any settlement relating to a Product in the Territory if such settlement admits the invalidity or unenforceability of any of the Falk IP except as agreed in writing between the Parties, such agreement not to be unreasonably withheld and delayed.

10.6.3	In any such Action under Clauses 10.6.1 or 10.6.2, the Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of any material developments in connection with any such claim, suit or proceeding, including providing access to relevant documents and other evidence.

10.6.4	It is agreed by the Parties that in the event that any such Action;

(a)	arises in respect of any Third Party Patent, and by reason of any such Action or any settlement or other resolution of the same, Salix is obliged to effect payment of a royalty or other monetary compensation to the relevant Third Party in respect of its use of rights in any Third Party Patent in the Exploitation of the Products in the Territory, Falk agrees that Salix shall be entitled to deduct from Royalties due to Falk under Clauses 3.1.8, 3.1.9 and 3.1.10 [*] percent ([*]%) of such royalties or other monetary compensation payable by Salix to such Third Party up to a maximum deduction of [*]% ([*] per cent) of Net Sales;

(b)	arises otherwise than in respect of any Third Party Patent and/or in respect of Intellectual Property of a Third Party not revealed on any search of the patent domain in the Territory prior to the Effective Date, Salix is obliged to effect payment of a royalty or other monetary compensation to a Third Party in respect of its use of rights in any Third Party Intellectual Property in the Exploitation of the Products in the Territory, the Royalties due to Falk under Clause 3.1, shall continue unamended and Salix shall not make any deduction in respect thereof.

The foregoing shall not affect any liability of Falk under Clause 13, arising out of or in connection with any Action.

11.	CONFIDENTIALITY

11.1	Each Party undertakes that in relation to all confidential information of the other Party which may be within or come into its possession in connection with or arising from this Agreement or which it may generate in reliance on any confidential information so disclosed (such confidential information of Falk to include all information relating to the Falk IP and Falk Product Data and the Manufacturing Technology and any Falk IP Invention and such confidential information of Salix to include all information relating to the Salix Product Data, any Salix Invention, marketing and development information and other information delivered to Falk under Clause 6 (collectively “Confidential Information”, comprising respectively “Falk Confidential Information” or “Salix Confidential Information”, as applicable) it will keep the same secret and confidential and will not at any time for any reason whatsoever disclose or permit the same to be disclosed to any Third Party (save as provided in Clauses 11.3, 11.5 and 11.7 below).

11.2	The obligations of confidentiality contained in this Clause 11 shall not extend to any part of the Confidential Information of the disclosing Party which the recipient Party can show by documentary evidence:-

11.2.1	shall (otherwise than by reason of any default by the recipient Party) become freely available to the general public; or

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

11.2.2	was legally in its possession or control prior to the date upon which it was received from the other Party free of any obligation of confidentiality; or

11.2.3	came into its possession or control legally from a Third Party free of any obligation of confidentiality and otherwise than by reason of any breach of any obligation of confidentiality by such Third Party subsequent to the date of this Agreement; or

11.2.4	was generated from research and development efforts by the non-disclosing Party, its Affiliates or Sublicensees independent of disclosure by the disclosing Party.

11.3	Either Party shall be permitted to disclose the other Party’s Confidential Information at such times and in such manner as may be required by law or any relevant regulatory authority or any relevant Stock Exchange regulation Provided that in such circumstances it shall notify the other Party of such disclosure, shall limit such disclosure to what is strictly required and shall endeavour (insofar as is appropriate) to preserve the confidentiality of any such Confidential Information so disclosed.

11.4	In the event that either Party is required at any time whilst it shall retain any Confidential Information under the terms of this Agreement by any relevant law or regulation to disclose all or any part of the Confidential Information:

11.4.1	it shall forthwith notify the other Party of such part of the Confidential Information as may be required to be disclosed by law, the extent to which such disclosure is required and the circumstances in which such disclosure is required or effected pursuant to any applicable law; and

11.4.2	it shall keep the other Party informed of the extent and nature of such disclosure; and

11.4.3	it shall ensure that any Party to whom all or any part of the Confidential Information is disclosed by reason of any disclosure required by law is made fully aware of the confidentiality obligations attaching to the Confidential Information and shall (insofar as is possible) procure an equivalent obligation of confidentiality from any such Party.

11.5	It is acknowledged that notwithstanding the provisions of Clause 11.1 above each Party shall be entitled to disclose any Confidential Information of the other Party to its agents, representatives, employees and consultants (collectively “Third Party Recipients”) to the extent necessary to facilitate the performance of its obligations in connection with this Agreement Provided that any such disclosure shall be limited to what is necessary in order to facilitate the performance of such obligations and the disclosing Party shall procure that any Third Party Recipient shall be bound by obligations of confidentiality substantially similar to the provisions of this Clause 11.

11.6	Subject to the provisions of Clause 11.9 neither Party shall issue any press release or communication to be published by or in the media in any manner concerning the subject matter of this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

11.7	For the avoidance of doubt it is acknowledged that subject to the terms of Clauses 11.3, 11.4 and 11.5 Falk may disclose the Joint Product Data to the extent reasonably required in connection with obtaining regulatory approval for the Product in any part of the Excluded Territory and Salix may use and disclose the Joint Product Data as may reasonably be required in connection with its Exploitation of the Product in the Territory. It is further acknowledged that, subject to Clauses 11.3, 11.4 and 11.5, the terms of this Agreement and the contents of Schedules 3, 4 and 5 shall constitute Confidential Information of each Party under the terms of this Clause 11.

11.8	The obligations of both Parties under Clauses 11.1 to 11.6 (inclusive) shall remain in force for the Term and continue thereafter for a period of five (5) years.

11.9	The Parties agree that each Party may within the period of ten days following the Effective Date issue a press release in the form of Schedule 2.

12.	REPRESENTATIONS AND WARRANTIES

12.1	Salix hereby represents and warrants to Falk as at the Effective Date as follows:

12.1.1	Salix is a company duly organized, validly existing and in good standing under the laws of California;

12.1.2	Salix has full power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder;

12.1.3	the execution and delivery of this Agreement by Salix has been duly authorized by all necessary actions of Salix;

12.1.4	this Agreement is a legal and valid obligation of Salix, binding upon Salix and enforceable in accordance with its terms;

12.1.5	the execution, delivery and performance of this Agreement do not and will not violate any provision of any indenture, agreement or other instrument or document to which Salix is a party or by which any of its assets or properties is bound or affected or be in conflict with or result in a breach of or constitute a default under any such indenture, agreement, instrument or document; and

12.1.6	other than consents, authorizations, filings, notices and other acts that have been obtained or anticipated in this Agreement, no consent or authorization of, filing with, notice to or other act by or in request of, any governmental authority or any other person, in the name of Salix, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

12.2	Falk hereby represents and warrants to Salix as at the Effective Date as follows:

12.2.1	Falk is a corporation duly organized and in good standing under the laws of Germany;

12.2.2	Falk has the full power and legal right to execute and deliver this Agreement, grant the rights granted to Salix hereby and perform Falk’s obligations hereunder;

12.2.3	the execution and delivery of this Agreement by Falk has been duly authorised by all necessary actions on the part of Falk;

12.2.4	this Agreement is a legal and valid obligation of Falk, binding upon Falk and enforceable in accordance with its terms;

12.2.5	the execution, delivery and performance of this Agreement do not and will not violate any provision of any indenture, agreement or other instrument or document to which Falk is a party or by which any of its assets or properties is bound or affected or be in conflict with or result in a breach of or constitute a default under any such indenture, agreement, instrument or document;

12.2.6	other than consents, authorizations, filings, notices and other acts that have been obtained or anticipated in this Agreement, no consent or authorization of, filing with, notice to or other act by or in request of, any governmental authority or any other person, in the name of Falk, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

12.2.7	there is no action or proceeding nor, so far as Falk is aware (due inquiry having been made), any threat of an action or proceeding that would materially and adversely affect the rights granted to Salix herein in respect of any Product Provided that this warranty is not given in respect of any matter relating to a Third Party Patent where the warranties are given only as in Clause 12.2.9;

12.2.8	Falk is not aware of any Patents or Patent applications that may in Falk’s reasonable opinion, interfere in any material manner with the Exploitation by Salix of the Product under the terms of this Agreement Provided that this warranty is not given in respect of any matter relating to a Third Party Patent where the warranties are given only as in Clause 12.2.9;

12.2.9	in respect of the Third Party Patents, there is no action or proceeding against Falk or any Falk Affiliate and Falk is not aware of any notification to Falk or any Falk Affiliate alleging the ability of a Third Party to commence any action or proceeding in connection with any Third Party Patent, against Falk or any of its Affiliates, that would materially and adversely affect the rights granted to Salix herein in respect of any Product in the Territory;

12.2.10	the Falk Patents, the Falk IP and Falk Product Data includes all Intellectual Property, Know-how and Confidential Information in the possession, custody or control of Falk which is to the best of the scientific judgement of Falk reasonably required for the Exploitation of the Product by Salix under the terms of this Agreement;

12.2.11	to the best of Falk’s scientific judgement, the Falk Patents, the Falk IP and Falk Product Data (including all documents recording or embodying the same) supplied to Salix by Falk under Clause 7 are true, accurate and up to date;

12.2.12	there are in respect of any part of the Territory:

(a)	no outstanding orders, judgments, injunctions, awards or decrees of any court or arbitrator or any other governmental regulatory body relating to any Product;

(b)	no challenges, oppositions, actions, suits, personal injury or product liability or other claims, legal, administrative or arbitral proceedings or investigations against Falk, its Affiliates or sublicensees pending or threatened against or relating to any Product which have had or in the reasonable opinion of Falk may have a material adverse effect on the Exploitation of any Product in the Territory; and

(c)	Falk is not aware of any written communication from or to the FDA which indicates that any application for Approval is likely to be rejected.

12.2.13	there are in respect of any part of the Excluded Territory so far as Falk is aware having made diligent enquiry;

(a)	no outstanding orders, judgments, injunctions, awards or decrees of any court or arbitrator or any other governmental regulatory body relating to any Product;

(b)	no challenges, oppositions, actions, suits, personal injury or product liability or other claims, legal, administrative or arbitral proceedings or investigations against Falk, its Affiliates or sublicensees pending or threatened against or relating to any Product which have had or in the reasonable opinion of Falk may have a material adverse effect on the Exploitation of any Product in the Territory; and

(c)	Falk is not aware of any written communication from or to a regulatory authority which indicates that any marketing authorisation or product approval granted in respect of any Product in the Excluded Territory are likely to be invalid or subject to challenge, revocation or withdrawal or that applications for any of the same are likely to be rejected.

12.2.14	Falk is the sole legal and beneficial owner of all right title and interest in and to the Falk Patents free of any lien, charge or encumbrance; and

12.2.15	the Falk Patents are valid and enforceable and no act or omission has occurred whereby any of the Falk Patents has ceased to be valid and enforceable and no circumstance exists which might cause any of the Falk Patents to cease to be valid and enforceable;

12.2.16	the copies of the first and signature pages and Exhibit A of the CyDex Agreement extracted in the form disclosed to Salix by Falk on 13 February 2008 are true and accurate copies of each such page and Exhibit A of the CyDex Agreement; and

12.2.17	CyDex has non-exclusive rights under the Falk Patents in respect of the CyDex Field of Use only and nothing contained in the CyDex License will affect, limit or restrict the Exploitation by Salix of any Product in the Territory in any indication in the field of gastroenterology and hepatology.

12.3	The warranties expressly set forth in this Clause 12 by each Party are exclusive and no other warranty, written or oral, is expressed or implied. Other than as expressly set forth in this Clause 12, Falk makes no warranty to Salix of any kind whether express, implied or statutory, regarding any Product and expressly disclaims all warranties and terms of non-infringement of Third Party rights, quality, fitness for a particular purpose or merchantability and Salix acknowledges and agrees that there are known and unknown inherent risks involved in developing a pharmaceutical product in the Territory. Furthermore, save in respect of any breach of warranty by Falk, Falk will not be liable to Salix in any amount in the event that Salix is unable to develop a Product or in the event that a Product is not approved for sale or distribution in the Territory.

12.4	Each party acknowledges that in entering into this Agreement it does not do so on the basis of and does not rely on any representation or warranty or other provision (except as expressly provided herein) and all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

12.5	Salix acknowledges that in respect of the exercise by it of the rights granted under this Agreement it is not authorised to and shall not make any warranty, express or implied, on behalf of Falk.

13.	INDEMNIFICATION AND LIABILITY

13.1	Falk shall defend, indemnify and hold Salix, its Affiliates and Sublicensees (the “Salix Indemnitees”) harmless from any claim, liability, damage or loss (including reasonable attorneys’ fees and disbursements) (“Losses”) arising out of:

13.1.1	any breach by Falk of the representations, warranties given under Clause 12.2; or

13.1.2	the manufacture and/or Exploitation of a Product by Falk, its Affiliates or licensees outside the Territory,

save to the extent that the event giving rise to such Losses is not an event which would give rise to an indemnification obligation of Salix under Clause 13.2 and provided that Falk shall have no obligation to indemnify any Salix Indemnitee against any Losses in connection with any product liability claim arising solely out of the manufacture, use or sale of the Product by Salix and its Affiliates and Sublicensees, regardless of whether such claim arises in tort, contract, strict liability, product liability or any other legal theory.

13.2	Salix shall defend, indemnify and hold Falk and its Affiliates harmless from any Losses arising out of:

13.2.1	any breach by Salix of the representations and warranties given under Clause 12.1; or

13.2.2	the manufacture and/or Exploitation of a Product by Salix, its Affiliates or Sublicensees in the Territory;

save to the extent that the event giving rise to such Losses in respect of Salix’s or its Affiliates’ or Sublicensees’ Exploitation of such Product is not an event which would give rise to an indemnification obligation of Falk under Clause 13.1.

13.3	Each indemnified Party agrees to give the indemnifying Party prompt written notice of any Losses or the discovery of a fact upon which such indemnified Party intends to base a request for indemnification hereunder.

13.4	Each Party shall furnish promptly to the other copies of all papers and official documents received in respect of any Losses. The indemnified Party shall cooperate as reasonably requested by the indemnifying Party in the defence against any Losses.

13.5	With respect to Losses relating to all matters as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to control the defence of such matter; Provided that the indemnifying Party shall obtain the written consent of the indemnified Party, prior to ceasing to defend, settling or otherwise disposing of any Losses if as a result thereof (i) the indemnified Party would become subject to injunctive or other equitable relief or any remedy other than the payment of money by the indemnifying Party or (ii) the business of the indemnified Party would be adversely affected. The indemnified Party shall have the right to control the defence of all other matters; Provided that the indemnifying Party shall not be liable for any settlement or other disposition of a Loss by the indemnified Party which is reached without the written consent of the indemnifying Party, which consent shall not be unreasonably withheld.

13.6	Except as provided above, the costs and expenses, including reasonable fees and disbursements of counsel, incurred by any indemnified Party in connection with any claim shall be reimbursed on a Quarterly basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the indemnified Party.

13.7	Except in circumstances of gross negligence or wilful misconduct by a Party or its Affiliates and save as may be required in connection with any indemnity under this Clause 13;

13.7.1	neither Falk or Salix shall be liable to the other for special, exemplary, indirect, incidental, punitive or consequential damages, whether in contract, warranty, negligence, tort, strict liability or otherwise;

13.7.2	the aggregate liability of Falk for damages in connection with any claim or action arising under the terms of or in connection with this Agreement, whether in contract, warranty, negligence, tort, strict liability or otherwise, shall not exceed [*] US dollars (US $[*]).

14.	ADVERSE REACTIONS REPORTING

14.1	Salix and Falk agree to exchange adverse event information in such manner and following such procedure as may be agreed between the Parties after the Effective Date before Launch of the first Product.

15.	RESTRICTIONS

15.1

Each of Falk and Salix agrees that during the Term, neither of them shall directly or indirectly solicit or encourage any employee or consultant of the other to leave or terminate such employment or consultancy for any reason, including without limitation,

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

becoming employed or otherwise engaged in any capacity by such Party (or any person or entity associated with such Party) nor shall it assist others in doing so.

15.2	Falk undertakes and covenants that it shall not within the Territory either directly or indirectly during the Term be involved in the marketing, use, sale or exploitation of any product containing the Compound Provided that such restriction shall cease to apply in respect of the marketing, use, sale or exploitation in the Territory of any Terminated Product under Clause 18.1, after the effective date of termination of the rights and obligations of Salix under this Agreement in respect of such Terminated Product.

16.	FORCE MAJEURE

16.1	In the event that the performance of the obligations of either Party is prevented, restricted or hindered by any event of Force Majeure such Party:-

16.1.1	shall not be liable to the other Party for any damages arising from any breach of the terms of this Agreement caused by Force Majeure; and

16.1.2	shall immediately serve notice in writing on the other Party specifying the nature of the Force Majeure, its effect upon its performance of this Agreement and the period of time in which it is anticipated to apply; and

16.1.3	shall use its reasonable endeavours to overcome the Force Majeure and resume its proper performance of its obligations under this Agreement.

17.	TERMINATION

17.1	This Agreement shall become effective as of the Effective Date and unless earlier terminated pursuant to the other provisions of this Clause 17 shall continue in full force and effect for the Term.

17.2	In the event that

17.2.1	by reason of a recall of a Foam Product in the Excluded Territory, suspension of the Exploitation of a Foam Product in the Excluded Territory or a recall or suspension of any foam products containing the Compound in the Territory, Salix reasonably considers that the Foam Product is unlikely to obtain Approval in the Territory, Salix, after discussion and consultation with Falk, may terminate its obligations under this Agreement in respect of the Foam Product only, on thirty (30) days notice at any time prior to the Approval Date for a Foam Product;

17.2.2	by reason of a recall of a Oral Product in the Excluded Territory, suspension of the Exploitation of a Oral Product in the Excluded Territory or a recall or suspension of any oral products containing the Compound in the Territory, Salix reasonably considers that the Oral Product is unlikely to obtain Approval in the Territory, Salix, after discussion and consultation with Falk, may terminate its obligations under this Agreement in respect of the Oral Product only on thirty (30) days notice at any time prior to the Approval Date for a Oral Product;

and each Party undertakes promptly to notify the other Party in writing if it becomes aware of any such recall or suspension.

17.3	Notwithstanding the obligations of Salix under Clauses 6 and 8.1, Salix may terminate its obligations under this Agreement in respect of any Foam Product only:

17.3.1	after the Phase III Clinical Trials for any Foam Product, if it determines [*] for the Foam Product;

17.3.2	if Salix considers it appropriate and is willing to effect further Phase III Clinical Trials, provided that Salix has performed its obligations under Clause 6.1 and used reasonable commercial efforts to effect development of the Foam Product in accordance with the Foam Product Outline Development Plan and as reasonably anticipated to be required to obtain Approval for the Foam Product and provided that it shall consult with Falk and keep Falk fully informed as to the conduct of such further trials (in accordance with Clause 6.2), on completion of such further Phase III Clinical Trials for such Foam Product, if Salix determines [*] for the Foam Product;

17.3.3	after the first and any subsequent meetings between Salix and the FDA in respect of such Foam Product if Salix reasonably considers that it is unlikely to obtain Approval for such Foam Product or that the requirements of the FDA in connection with obtaining such Approval are such that it is not in the reasonable commercial interests of Salix to pursue such Approval and such termination shall in each circumstance be effected by service of thirty (30) days’ written notice by Salix to Falk.

17.4	Notwithstanding the obligations of Salix under Clauses 6 and 8.1, Salix may terminate its obligations under this Agreement in respect of any Oral Product only:

17.4.1	after the Phase III Clinical Trials for any Oral Product, if it determines [*] for the Oral Product;

17.4.2	if Salix considers it appropriate and is willing to effect further Phase III Clinical Trials, provided that Salix has performed its obligations under Clause 6.6 and used reasonable commercial efforts to effect development of the Oral Product in accordance with the Oral Product Outline Development Plan and as reasonably anticipated to be required to obtain Approval for the Oral Product and provided that it shall consult with Falk and keep Falk fully informed as to the conduct of such further trials (in accordance with Clause 6.4), on completion of such further Phase III Clinical Trials for such Oral Product, if Salix determines [*] for the Oral Product;

17.4.3	after the first and any subsequent meetings between Salix and the FDA in respect of such Oral Product if Salix reasonably considers that it is unlikely to obtain Approval for such Foam Product or that the requirements of the FDA in connection with obtaining such Approval are such that it is not in the reasonable commercial interests of Salix to pursue such Approval and such termination in each such circumstance shall be effected by service of thirty (30) days’ written notice by Salix to Falk.

17.5	Salix may terminate its obligations under this Agreement;

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

17.5.1	in respect of any Foam Product at any time after the Approval Date for such Foam Product, if Salix reasonably considers that the continued Exploitation of such Foam Product in the Territory by Salix is no longer in the commercial interests of Salix, provided that [*] prior to Salix effecting any such termination; or

17.5.2	in respect of any Oral Product at any time after the Approval Date for such Oral Product, if [*] prior to Salix effecting any such termination;

such termination to be made by Salix providing twenty four months’ written notice to Falk Provided that Falk may in its sole discretion reduce such notice period or permit termination during such notice period. During such notice period all obligations of Salix under this Agreement in respect of such Foam Product or such Oral Product, as applicable, shall continue in full force and effect (including in particular all payment obligations) and the obligation to effect payment of Foam Product Minimum Royalties or Oral Product Minimum Royalties, as applicable, shall be apportioned over the relevant part Years up to the date of expiry of such notice period (or earlier termination permitted by Falk) and any shortfall shall be calculated by reference to Royalties due in respect of Net Sales of such Foam Product or such Oral Product, as applicable, in such period to the date of expiry of such notice or earlier termination.

17.6	Falk may terminate this Agreement, by service of [*] days notice in writing,

17.6.1	in respect of the first Foam Product only, within [*] months immediately following the date of the first meeting between the FDA and Salix in connection with the filing of the first NDA for a Foam Product, if during such [*] month period Salix shall have failed to commence activities under the Foam Product Outline Development Plan under the terms of Clause 6.2 (as amended as applicable) towards obtaining an Approval for the Foam Product Provided that no such notice of termination shall be effective if during such [*] day notice period Salix shall serve a counter notice on Falk that it wishes to avoid termination of this Agreement in respect of such Foam Product and acknowledging an obligation to pay within seven days of the date of such Salix counter notice and on each anniversary of such Salix counter notice date until the Approval Date of such Foam Product, the sum of US$ [*] ([*] US Dollars), provided that Salix shall be entitled to set off in full all sums paid under this Clause 17.6.1 up to the Approval Date against sums due from Salix in respect of such Foam Product on the Approval Date under Clause 3.1.6 ; or

17.6.2	in respect of the first Oral Product only, within [*] months immediately following the date of the first meeting between the FDA and Salix in connection with the filing of the first NDA for a Oral Product, if during such [*] month period Salix shall have failed to commence activities under the Oral Product Outline Development Plan under the terms of Clause 6.4 (as amended as applicable) towards obtaining an Approval for the Oral Product Provided that no such notice of termination shall be effective if during such [*] day notice period Salix shall serve a counter notice on Falk that it wishes to avoid termination of this Agreement in respect of such Oral Product and acknowledging an obligation to pay within seven days of the date of such Salix counter notice and on each anniversary of such Salix counter notice date until the Approval Date of such Oral Product, the sum of US$ [*] ([*] US Dollars),

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

provided that Salix shall be entitled to set off in full all sums paid under this Clause 17.6.2 up to the Approval Date against sums due from Salix in respect of such Oral Product on the Approval Date under Clause 3.1.7.

17.7	In the event there shall have occurred a material adverse breach of this Agreement or a material adverse default in the observance or performance of any provision of this Agreement by a Party (the “Defaulting Party”), the Party claiming the same (the “Non Defaulting Party”) shall promptly provide detailed notice thereof to the Defaulting Party.

17.7.1	the Defaulting Party shall have sixty (60) days from the date of receipt of such notice to cure the material adverse breach or material adverse default detailed in such notice and, if the same is timely cured within such sixty (60) day period the provisions of this Agreement shall remain in full force and effect. In the event that the material adverse breach or material adverse default detailed in such notice cannot with due diligence be cured within such sixty (60) day period, and the Defaulting Party promptly notifies the Non Defaulting Party of the period (not exceeding 120 days) in which it anticipates that it can be cured, the time to cure such material adverse breach or material adverse default shall be extended for such period (up to a maximum of 120 days) as may be necessary to cure the same with all due diligence. This Agreement may be terminated forthwith by service of notice in writing by the Non Defaulting Party in the event that the Defaulting Party shall fail to cure such material adverse breach or material adverse default within such initial or extended period.

17.7.2	where such material adverse breach relates only to a Foam Product or an Oral Product, the Non Defaulting Party may at its option, exercised in the sole discretion of the Non Defaulting Party under this Clause 17.7.2, terminate the Agreement only in respect of such Foam Product or Oral Product and in such circumstances the terms of Clause 18.1 shall apply;

17.7.3	the right of a Party to terminate this Agreement, under this Clause 17.7, in whole or in respect only of a Foam Product or an Oral Product, shall not be affected in any way by its waiver or failure to take action with respect to any prior breach or default and shall be without prejudice to any other rights of the Non Defaulting Party in connection with any such material adverse breach or material adverse default.

17.8	In the event that Salix suffers a Change of Control it shall promptly notify Falk of such event and Falk may within a period of thirty (30) days after the date of such notice terminate this Agreement by service of four (4) months notice of termination to Salix Provided That this Agreement shall not terminate upon the expiry of such notice period, if on or before the expiry of such four (4) month notice period Salix shall pay to Falk a sum (the “Non Termination Payment”);

17.8.1	In the event that such Change of Control occurs at any time prior to [*], the Non Termination Payment shall be US $[*] ([*] US dollars) In such circumstances where the Non Termination Payment is paid prior to the first Approval Date, the Non Termination Payment shall [*]. Provided that in the event that the Non Termination Payment is made after the first Approval Date [*].

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

17.8.2	In the event that such Change of Control occurs at any time after [*], the Non Termination Payment shall be [*]. In such circumstance [*]

18.	CONSEQUENCES OF TERMINATION.

18.1	In the event of

18.1.1	any termination by Salix under any of Clauses 17.2, 17.3, 17.4 or 17.5 of its rights under this Agreement in respect of any Foam Product or Oral Product only,

18.1.2	any effective termination by Falk under Clause 17.6 of the rights of Salix under this Agreement in respect of any Foam Product or Oral Product only; or

18.1.3	any termination by either party under Clause 17.7 of this Agreement in respect of a Foam Product or an Oral Product only,

(as applicable a ‘Terminated Product’) all rights and obligations of Salix in respect of such Terminated Product shall cease and Salix shall:

18.1.4	cease development and Exploitation of the Terminated Product; and

18.1.5	take all such actions as may reasonably be required to effect a transfer to Falk (or as it may direct) of any NDA and any Approval for such Terminated Product; and

18.1.6	transfer to Falk or as it may direct any trademark used on the Terminated Product in the Territory under the provisions of Clause 9;

and the definition of ‘Product’ in Clause 1.1 shall be amended such that with effect from the effective date of termination in respect of a Terminated Product, ‘Product’ shall for all purposes under this Agreement exclude such Terminated Product provided that this Agreement shall continue in accordance with its terms in respect of all Products excluding only such Terminated Product. In the event that by reason of any termination by Salix under any of Clauses 17.2, 17.3, 17.4 or 17.5, by Falk under Clause 17.6 or by either party under clause 17.7.2, the rights and obligations of Salix in respect of all Products shall be terminated and there shall be no Product in development or being Exploited under the terms of this Agreement by Salix, on the effective date of the last such termination, this Agreement shall terminate in its entirety and the terms of clause 18.2 shall apply.

18.2	Upon the effective date of termination by either party of this Agreement in its entirety under Clause 17.7 or on any termination by Falk of this Agreement under Clause 17.8 on the expiry of the notice period under Clause 17.8 (in the event that Salix shall not have paid the Non Termination Payment) or the effective date of the last termination under the proviso to Clause 18.1:

18.2.1	all rights and licenses of Salix under this Agreement with respect to the Territory shall immediately terminate and Salix shall;

(i)	cease all use of the Falk IP and the Falk Product Data; and

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(ii)	cease development and Exploitation of all Products; and

(iii)	immediately return to Falk all relevant records and materials in its possession or control containing or comprising Falk’s Know-How and Confidential Information (except one copy of which may be retained in Salix’s confidential files for archival purposes); and

(iv)	provide Falk with copies of all Joint Product Data (if any) not previously provided to Falk; and

(v)	take all such actions as may reasonably be required to effect a transfer to Falk (or as it may direct) of any NDA and any Approval for a Product; and

(vi)	transfer to Falk or as it may direct any trademark used on any Products in the Territory under the provisions of Clause 9.

18.2.2	Salix shall, and shall cause its Affiliates and Sublicensees to, immediately cease all Exploitation of any Product. However, if such termination occurs after the Approval Date, Salix shall be entitled to sell all stock of Products in its possession or control during a period of three (3) months after the effective date of termination (save only where termination arises on expiry of the notice period under Clause 17.8) Provided that if so required by notice in writing served by Falk on Salix within 30 days of the effective date of termination Salix shall sell and Falk shall purchase all such stock of Product at a price calculated as the cost to Salix incurred in respect of the manufacture of such stock of Product.

18.2.3	save only as provided in respect of Royalties and other sums accrued due to Falk prior to the effective date of termination, no further payment shall be due from Salix either upon such termination or otherwise under the terms of this Agreement after the effective date of termination.

18.3	Termination of this Agreement for any cause shall not bring to an end:

18.3.1	the confidentiality obligations of the Parties hereunder; and

18.3.2	Salix's obligation to pay Royalties or other sums which have accrued due to Falk up to and including the effective date of termination, in accordance with Clause 5;

18.3.3	any provision of this Agreement which in order for full effect to be given thereto needs to survive termination of this Agreement.

18.4	Any termination of this Agreement shall be without prejudice to the rights and remedies of either Party with respect to any of the provisions of this Agreement or arising out of breaches prior to such termination and shall not relieve either Party of any obligations or liability accrued hereunder prior to such termination including, without limitation, indemnity obligations and confidentiality obligations, nor rescind or give rise to any right to rescind anything done or payments made or other consideration given hereunder prior to the time of such termination.

18.5	If this Agreement expires upon the expiration of the Term in respect of all Products, the licenses granted hereunder shall continue thereafter on a non exclusive basis and shall be fully paid-up and perpetual and for the avoidance of doubt;

18.5.1	Salix shall thereafter be entitled to Exploit Products in the Territory free of any further payment to Falk; and

18.5.2	Falk shall be entitled either itself or by a Third Party to exploit Products in the Territory.

19.	NOTICES

19.1	All notices, statements or other documents that either Party shall be required or shall desire to give to the other hereunder shall be in writing and shall be given by the Parties only as follows:

19.1.1	by personal delivery; or

19.1.2	by addressing it as indicated below or to such other address as such Party shall have last given by notice to the other Party, and by depositing it certified mail, postage prepaid, in the mail, airmail; or

19.1.3	by addressing it as indicated below or to such other address as such Party shall have last given by notice to the other Party, and by delivering it prepaid to a recognized courier service (e.g., Federal Express or DHL).

19.2	If so delivered, mailed, or couriered, each such notice, statement or other document shall, except as herein expressly provided, be conclusively deemed to have been given when personally delivered during a Business Day, or on the fifth Business Day after the date of mailing, or on the second Business Day after delivery to a courier service, as the case may be. The address of a Party shall be the address at which the other Party actually receives written notice pursuant to this Clause 19 and until further notice is:

If to Falk: Leinenweberstraße 5, 79108 Freiburg, Germany

Facsimile:	++49/761/1514-356
Attention:	C.E.O.

If to Salix:	1700 Perimeter Park Drive, Morrisville 27560-8404 USA

Facsimile:	(919) 862-1095
Attention:	C.E.O.

with a copy in any event to: General Counsel

19.3	Either Party may also deliver a copy of any such notice by facsimile to the fax numbers specified above.

20.	ENTIRE AGREEMENT

20.1

This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated herein or effected hereby in respect of any Product and supersedes all prior written agreements, all previous communications, either oral or written, and all negotiations and oral understandings, if any, between the Parties hereto relating in any manner to the Compound or any Product.

20.2	The Parties acknowledge and undertake that nothing contained in this Agreement shall affect in any manner whatsoever the rights and obligations of the Parties under either:

20.2.1	the 2002 Agreement; or

20.2.2	an agreement between the Parties dated April 16 2007 relating to the grant of rights by Salix to Falk (“2007 Salix Agreement”).

Provided that the Parties expressly acknowledge that the provisions of Clause 5.3 of the 2002 Agreement shall not apply in respect of any payments due under this Agreement and each Party acknowledges and undertakes that there shall be no right of set-off between the Parties;

20.2.3	under this Agreement in respect of any sums due under the 2002 Agreement or the 2007 Salix Agreement; or

20.2.4	under the 2002 Agreement or the 2007 Salix Agreement in respect of any sums due under this Agreement.

21.	ASSIGNMENT

21.1	Subject only to Clause 21.2, each Party may assign its rights and obligations under this Agreement to its Affiliates, provided that save where this entire Agreement is assigned to an Affiliate whose identity shall have previously been approved in writing by the other Party (such approval not to be unreasonably withheld or delayed), the assigning Party shall remain liable for the due and proper performance of its obligations hereunder. In the event a Party assigns all or any of its rights hereunder to an Affiliate whose identity shall have been previously approved by the other Party, such other Party agrees to enter into such supplemental agreements not inconsistent herewith with such Affiliate as may be necessary or advisable to permit such Affiliate to avail itself of or perform any right or obligation of the assigning Party hereunder.

21.2	Notwithstanding the provisions of Clause 21.1, Falk undertakes that this Agreement shall be assigned only to an Affiliate or Third Party to whom Falk has assigned all right title and interest in the Falk IP and the Joint Product Data and that its rights under this Agreement and its rights in the Falk IP and Joint Product Data, shall at all times be held in common ownership by a single entity.

21.3	Either Party may assign any or all of its rights or obligations under this Agreement in conjunction with a Change of Control, merger or acquisition of such Party or its Affiliates or of substantially all of the assets thereof, which such assignment shall not require the consent of the other Party (subject always to the provisions of Clause 17.8 in the event of a Change of Control).

21.4	Save as expressly provided in Clauses 21.1 and 21.3 neither Party shall assign, charge or transfer this Agreement to a Third Party without the written consent of the other Party.

22.	NON-WAIVER OF RIGHTS

Failure of a Party to enforce any of the provisions or any rights with respect to this Agreement shall in no way be considered a waiver of such provisions or rights or in any way affect the validity of this Agreement. The failure of either Party to enforce any of such provisions or rights shall not preclude or prejudice such Party from later enforcing or exercising the same or any other provisions or rights which it may have under this Agreement.

23.	AMENDMENT

This Agreement may not be revised, amended, supplemented or varied except by an instrument in writing signed by Falk and Salix.

24.	INDEPENDENT CONTRACTORS

Nothing in this Agreement shall create or imply an association, partnership or joint venture between the Parties hereto, it being agreed and understood that the Parties are independent contractors and neither Party, with respect to a Third Party, shall have the power or authority to bind or obligate the other Party in any way.

25.	FURTHER ASSURANCES AND COOPERATION

Each Party agrees that after the date hereof it will execute and deliver, or cause the execution and delivery of, such further documents and instruments as may be reasonably necessary or proper to fully effectuate this Agreement and the transactions contemplated thereby.

26.	SEVERABILITY

This Agreement is intended to be valid and effective under any applicable law and, to the extent permissible under applicable law, shall be construed in a manner to avoid violation of or invalidity under any applicable law. Should any provisions of this Agreement be or become invalid, illegal or unenforceable under any applicable law, the other provisions of this Agreement shall not be affected and shall remain in full force and effect and, to the extent permissible under applicable law, any such invalid, illegal or unenforceable provision shall be deemed amended lawfully to conform with the intent of the Parties.

27.	DISPUTE RESOLUTION

27.1	Within ten (10) days of either Party becoming aware of any dispute relating in any manner to this Agreement or the terms hereof it shall prepare and submit to the Chief Executive Officer or such other senior manager as may be nominated from time to time for such purpose (“CEOs”) of each of the Parties a memorandum or statement setting out its position in respect of the matter in dispute and its reasons for adopting that position. The other Party shall within ten (10) Business Days of receipt of the memorandum or statement prepare and submit to the other Party a memorandum or statement setting out like particulars on its own behalf and the CEOs shall consider the dispute in the light of those statements.

27.2	If the CEOs agree upon the resolution of the dispute they shall issue a joint statement setting out the agreed terms and shall exercise all powers available to them to procure that the agreed terms are fully and promptly carried into effect.

27.3	If the dispute is not resolved or disposed of in accordance with this Clause 27, within thirty (30) days of compliance with the terms of Clause 27.1, or if either Party shall fail to comply with the terms of Clause 27.2, either Party may by notice in writing request mediation in accordance with the provisions of Clause 27.4.

27.4	If either Party by notice in writing under Clause 27.3 invokes mediation, the CEOs shall agree upon a mediator in the US State of New York. Each Party shall propose a list of up to five names within 10 Business Days of the date of the written notice invoking mediation. Each such name proposed shall be of an independent Third Party with appropriate experience and expertise. If any of the names are the same the Parties shall agree upon a mediator from the names they have jointly proposed. If none of the names are the same the Party who initiates mediation shall select a mediator from the list provided by the non-initiating Party. All lists of mediators shall include a full résumé for each mediator named on the list. The Parties shall complete the process of selecting a mediator within 20 days of the date of the written notice invoking mediation. If the Parties are unable to reach a mediated resolution within 60 days after selection of the mediator, the provisions of Clause 28 shall apply.

28.	LAW AND ARBITRATION

28.1	Any controversy or claim of whatsoever nature arising out of or relating in any manner whatsoever to this Agreement or any breach of any terms of this Agreement shall be governed by and construed in all respects in accordance with the laws of England without regard to any choice of law provisions or rule that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

28.2	If the Parties are unable to reach a mediated resolution according to Clause 27.4, either Party may submit any dispute or other claim arising out of or in connection with this Agreement for resolution by binding arbitration in London, United Kingdom under the rules of arbitration of the London Court of International Arbitration (“LCIA”) before a single independent arbitrator with relevant business, financial, scientific or other experience based on the subject matter of the dispute. The Parties shall seek to agree the sole arbitrator and in the absence of agreement the arbitrator shall be appointed as determined by the LCIA rules. All costs incurred in the arbitration shall be borne as directed by the arbitrator. Judgment on the award rendered by the arbitrator shall in the absence of manifest error or failure of the arbitrator to conduct the arbitration in accordance with said LCIA Rules be binding on the Parties with no right of appeal to any court and such judgement may be entered by either Party in any court having jurisdiction thereof.

28.2	Nothing in either Clause 27 or this Clause 28 shall be construed to limit or preclude a Party from bringing an action in any court of competent jurisdiction for injunctive or other equitable relief as may reasonably be appropriate to protect the Intellectual Property of such Party.

28.3	Each Party shall be entitled to recover from the other Party any costs (including reasonable legal fees) reasonably incurred by such Party in enforcing any payment or other obligation under the terms of this Agreement.

29.	COUNTERPARTS

This Agreement may be executed simultaneously or in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

30.	INTERPRETATION

In the event of a dispute hereunder, this Agreement shall be interpreted in accordance with its fair meaning and shall not be interpreted for or against a Party hereto on the ground that such Party drafted or caused to be drafted this Agreement or any part thereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement with effect from the date first above written.

SCHEDULE 1

FALK PATENTS

1.	United States Patent No. 5,932,249.

Issued: August 3, 1999.

Title: Budesonide pellets with a controlled release pattern and process for producing the same.

Inventors: Gruber, Lach, Otterbeck.

Assignee: Dr. Falk Pharma GmbH

Application No. 08/619,556

PCT Filed: July 29, 1994

PCT No.: PCT/EP94/02531

371 Date: July 15, 1996

102(E) Date: July 15, 1996

PCT Pub No.: W095/08323

PCT Pub Date: March 30, 1995

2.	United States Patent No. 5,914,122

Issued: June 22, 199

Title: Stable Budesonide solutions, method of preparing them and use of these solutions as enema preparations and pharmaceutical foams.

Inventors: Otterbeck, Kuhn

Assignee: Dr. Falk Pharma GmbH

Application No. 08/860,136

PCT Filed: June 27, 1997

SCHEDULE 2

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX ACQUIRES BUDESONIDE PRODUCTS FROM DR. FALK PHARMA

RALEIGH, NC, March 13, 2008 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that Dr Falk Pharma has granted Salix a license to its family of budesonide products in the United States, which includes a patent-protected budesonide rectal foam and a budesonide gastro-resistant capsule. The products are approved and marketed in Europe, in the United Kingdom and Germany. In the United States the rectal foam and gastro-resistant capsule products have patent coverage until 2015 and 2016, respectively. Salix is required to make an up-front payment and regulatory milestone payments to Dr. Falk Pharma, with the majority contingent upon achievement of U.S. regulatory approval. In addition, Salix will pay royalties on net sales. The up-front payment and any 2008 development-related costs associated with these products are incorporated into the Company’s previously stated guidance for 2008.

Budesonide is a potent steroid that undergoes rapid and extensive first pass metabolism. Dr. Falk Pharma markets budesonide in the United Kingdom as Budenofalk® 2mg Rectal Foam for the treatment of distal active ulcerative colitis and as Budenofalk® 3mg Gastro-resistant Capsules for the induction of remission of mild to moderate active Crohn’s disease or the symptomatic relief of chronic diarrhea due to collagenous colitis.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com . Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our need to return to profitability; the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the need to acquire new products; generic and other competition and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

SCHEDULE 3

MARKET ASSUMPTIONS

1.	[*].

2.	There will be no significant changes to US market in terms of governmental reimbursement polices, pharmaceutical pricing regulations or legislation allowing the parallel import of drugs.

3.	Market for oral and foam will be greater than [*] prescriptions per year.

4.	Price per prescription will be greater than $[*].

5.	[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 4

SUMMARY OF PRODUCT CHARACTERISTICS

A.	FOAM PRODUCT SUMMARY

BUDENOFALK® 2mg RECTAL FOAM

1.	NAME OF THE MEDICINAL PRODUCT

Budenofalk® 2mg rectal foam

2.	QUALITATIVE AND QUANTITATIVE COMPOSITION Each actuation of foam contains 2 mg of budesonide For a full list of excipients, see section 6.1.

3.	PHARMACEUTICAL FORM

Rectal foam

White to white-greyish, creamy firm foam

4.	CLINICAL PARTICULARS 4.1.

Therapeutic indications

-For the treatment of active ulcerative colitis that is limited to the rectum and the sigmoid colon.

4.2.	Posology and method of administration

Posology:

Adults aged > 18 years:

One actuation of 2 mg budesonide daily.

Children:

Budenofalk® 2mg rectal foam should not be taken by children due to insufficient experience in this age group.

Method of Administration:

Budenofalk® 2mg rectal foam can be applied in the morning or evening.

The canister is first fitted with an applicator and then shaken for about 15 seconds before the applicator is inserted into the rectum as far as comfortable. Note that the dose is only sufficiently accurate when the pump dome is held downwards as vertically as possible. To administer a dose of Budenofalk® 2mg rectal foam, the pump dome is fully pushed down and very slowly released. Following the activation the applicator should be held in position for 10-15 seconds before being withdrawn from the rectum.

The best results are obtained when the intestine is evacuated prior to administration of Budenofalk® 2mg rectal foam.

Method of Administration:

Budenofalk® 2mg rectal foam can be applied in the morning or evening.

The attending physician determines the duration of use. An acute episode generally subsides after 6 to 8 weeks. Budenofalk® 2mg rectal foam should not be used after this time.

4.3.	Contraindications:

Budenofalk® 2mg rectal foam must not be used in:

- hypersensitivity to budesonide or any of the ingredients

- hepatic cirrhosis with signs of portal hypertension, e.g. late-stage primary biliary cirrhosis

4.4.	Special warnings and precautions for use

Treatment with Budenofalk® 2mg rectal foam results in lower systemic steroid levels than oral therapy with systemically acting corticoids. Transfer from other steroid therapy may result in symptoms relating to the change in systemic steroid levels. Caution is required in patients with tuberculosis, hypertension, diabetes mellitus, osteoporosis, peptic ulcer, glaucoma, cataracts, family history of diabetes, family history of glaucoma.

Infection:

Suppression of the inflammatory response and immune function increases the susceptibility to infections and their severity. The risk of deterioration of bacterial, fungal, amoebic, and viral infections during glucocorticoid treatment should be carefully considered. The clinical presentation may often be atypical and serious infections such as septicaemia and tuberculosis may be masked and may reach an advanced stage before being recognised.

Chickenpox: Chickenpox is of particular concern since this normally minor illness may be fatal in immunosuppressed patients. Patients without a definite history of chickenpox should be advised to avoid close personal contact with chickenpox or herpes zoster and if exposed they should seek urgent medical attention. If the patient is a child, parents must be given the above advice. Passive immunisation with varicella-zoster immunoglobulin (VZIG) is needed by exposed non-immune patients who are receiving systemic corticosteroids or who have used them within the previous 3 months; this should be given within 10 days of exposure to chickenpox. If a diagnosis of chickenpox is confirmed, the illness warrants specialist care and urgent treatment. In some cases corticosteroids should not be stopped and the dose may need to be increased.

Measles: Patients with compromised immunity who have come into contact with measles should, wherever possible, receive normal immunoglobulin as soon as possible after exposure.

Live vaccines: Live vaccines should not be given to individuals with impaired immune responsiveness. The antibody response to other vaccines may be diminished.

In patients with severe liver function disorders, the elimination of glucocorticoids including Budenofalk® 2mg rectal foam will be reduced, and their systemic bioavailability will be increased.

Corticosteroids may cause suppression of the HPA axis and reduce the stress response. Where patients are subject to surgery or other stresses, supplementary systemic glucocorticoid treatment is recommended.

Concomitant treatment with ketoconazole or other CYP3A4 inhibitors should be avoided (see section 4.5).

4.5.	Interaction with other medicinal products and other forms of interaction

Pharmacodynamic interactions

Cardiac glycosides:

The action of the glycoside can be potentiated by potassium deficiency.

Saluretics:

Potassium excretion can be enhanced.

Pharmacokinetic interactions

Cytochrome P450:

- CYP3A4 inhibitors:

Ketoconazole 200 mg once daily p.o. increased the plasma concentrations of budesonide (3 mg single dose) approximately 6-fold during concomitant administration. When ketoconazole was administered 12 hours after budesonide, the concentrations increased approximately 3-fold. As there are not enough data to give dose recommendations, the combination should be avoided.

Other potent inhibitors of CYP3A4 such as ritonavir, itraconazole, and clarithromycin are also likely to give a marked increase of the plasma concentrations of budesonide. In addition, concomitant intake of grapefruit juice should be avoided.

- CYP3A4 inducers:

Compounds or drugs such as carbamazepine and rifampicin, which induce CYP3A4, might reduce the systemic but also the local exposure of budesonide at the gut mucosa. An adjustment of the budesonide dose might be necessary.

- CYP3A4 substrates:

Compounds or drugs which are metabolized by CYP3A4 might be in competition with budesonide. This might lead to an increased budesonide plasma concentration if the competing substance has a stronger affinity to CYP3A4, or - if budesonide binds stronger to CYP3A4 - the competing substance might be increased in plasma and a doseadaptation/reduction of this drug might be required.

Elevated plasma concentrations and enhanced effects of corticosteroids have been reported in women also receiving oestrogens or oral contraceptives, but this has not been observed with oral low dose combination contraceptives.

4.6.	Pregnancy and lactation

Administration during pregnancy should be avoided unless there are compelling reasons for Budenofalk® 2mg rectal foam therapy. In pregnant animals, budesonide, like other glucocorticosteroids, has been shown to cause abnormalities of foetal development. The relevance of this to man has not been established. Since it is not known if budesonide passes into breast milk, the infant should not be breast-fed during treatment with Budenofalk® 2mg rectal foam.

4.7.	Effects on ability to drive and use machines

No effects are known.

4.8.	Undesirable Effects

Occasionally side effects may occur which are typical for systemically acting glucocorticosteroids. These side effects depend on the dosage, the period of treatment, concomitant or previous treatment with other glucocorticosteroids and the individual sensitivity.

Immune system disorders:

Interference with the immune response (e.g. increase in risk of infections). An exacerbation or the reappearance of extraintestinal manifestations (especially affecting skin and joints) can occur on switching a patient from the systemically acting glucocorticosteroids to the locally acting budesonide.

Metabolism and nutrition disorders:

Cushing’s syndrome: moon-face, truncal obesity, reduced glucose tolerance, diabetes mellitus, sodium retention with oedema formation, increased excretion of potassium, inactivity or atrophy of the adrenal cortex, growth retardation in children, disturbance of sex hormone secretion (e.g. amenorrhoea, hirsutism, impotence)

Nervous system disorders:

depression, irritability, euphoria in isolated cases (< 1/10,000): pseudotumor cerebri (including papilloedema) in adolescents.

Eye disorders:

glaucoma, cataract

Vascular disorders:

hypertension, increased risk of thrombosis, vasculitis (withdrawal syndrome after long-term therapy)

Gastro intestinal disorders:

stomach complaints, duodenal ulcer, pancreatitis, constipation

Skin and subcutaneous tissue disorders:

allergic exanthema, red striae, petechiae, ecchymoses, steroid acne, delayed wound healing.

Due to the sorbic acid content local skin reactions may occur, e.g. contact dermatitis.

Musculoskeletal, connective tissue and bone disorders :

aseptic necrosis of bone (femur and head of the humerus), diffuse muscle pain and weakness, osteoporosis.

General disorders:

Tiredness, malaise.

Some of the undesired effects were reported after long-term use of orally administered budesonide.

Due to its local action, the risk of unwanted effects of Budenofalk® 2mg rectal foam is generally lower than when taking systemically acting glucocorticoids.]

4.9.	Overdose

To date, no cases of overdosage with budesonide are known. In view of the properties of budesonide contained in Budenofalk® 2mg rectal foam, an overdose resulting in toxic damage is extremely unlikely.

5.	PHARMACOLOGICAL PROPERTIES

5.1.	Pharmacodynamic properties

Pharmacotherapeutic group: Intestinal Antiinflammatory Agents

ATC code: A07EA06

The exact mechanism of action of budesonide in the treatment of ulcerative colitis/procto-sigmoiditis is not fully understood. Data from clinical pharmacology studies and controlled clinical trials strongly indicate that the mode of action of budesonide is predominantly based on a local action in the gut. Budesonide is a glucocorticosteroid with a high local anti-inflammatory effect. At a dosage of 2 mg budesonide, applied rectally, which is clinically equieffective to systemically acting glucocorticoids, budesonide leads to practically no suppression of the hypothalamus-hypophysis-adrenal cortex axis.

Budenofalk® 2mg rectal foam investigated up to the daily dosage of 4 mg budesonide showed virtually no influence on the plasma cortisol level.

5.2.	Pharmacokinetic properties

Absorption:

After oral application the systemic availability of budesonide is about 10%. After rectal administration the areas under the concentration time curves are slightly higher than in historical controls. Peak levels are obtained after an average of 2-3 hours after administering Budenofalk® 2mg rectal foam.

Distribution:

Budesonide has a high volume of distribution (about 3 1/kg). Plasma protein binding averages 85 -90%.

Biotransformation:

Budesonide undergoes extensive biotransformation in the liver (approximately 90%) to metabolites of low glucocorticosteroid activity. The glucocorticosteroid activity of the major metabolites, 6â-hydroxybudesonide and 16á-hydroxyprednisolone, is less than 1 % of that of budesonide.

Elimination:

The average elimination half-life is about 3 - 4 hours. The mean clearance rate is about 10 - 15 l/min for budesonide, determined by HPLC-based methods.

Spread:

A scintigraphic investigation with technetium-marked Budenofalk® 2mg rectal foam on patients with ulcerative colitis showed that the foam spreads out over the entire sigmoid.

Specific patient populations (liver diseases):

Dependent on the type and severity of liver diseases the metabolism of budesonide might be decreased.

5.3.	Preclinical safety data

Preclinical investigations on dogs have shown that Budenofalk® 2mg rectal foam is well tolerated locally.

Preclinical data in acute, subchronic and chronic toxicological studies with budesonide showed atrophies of the thymus gland and adrenal cortex and a reduction especially of lymphocytes. These effects were less pronounced or at the same magnitude as observed with other glucocorticosteroids. These steroid effects might also be of relevance in man.

Budesonide had no mutagenic effects in a number of in vitro and in vivo tests.

A slightly increased number of basophilic hepatic foci were observed in chronic rat studies with budesonide, and in carcinogenicity studies there was an increased incidence of primary hepatocellular neoplasms, astrocytomas (in male rats) and mammary tumours (female rats) observed. These tumours are probably due to the specific steroid receptor action, increased metabolic burden on the liver and anabolic effects, effects which are also known from other glucocorticosteroids in rat studies and therefore represent a class effect. No similar effects have ever been observed in man for budesonide, neither in clinical trials nor from spontaneous reports.

In general, preclinical data reveal no special hazard for humans based on conventional studies of safety pharmacology, repeated dose toxicity, genotoxicity, carcinogenic potential.

In pregnant animals, budesonide, like other glucocorticosteroids, has been shown to cause abnormalities of foetal development, but the relevance to man has not been established (see also section 4.6).

6.	PHARMACEUTICAL PARTICULARS

6.1.	List of excipients

Cetyl alcohol,

Emulsifying wax,

Purified water,

Disodium edetate,

Macrogol stearyl ether, Propylene glycol,

Sorbic acid,

Citric acid monohydrate

Propellant:

n-Butane,

Isobutane,

Propane

6.2.	Incompatibilities

Not applicable.

6.3.	Shelf life

2 years

After first actuation: 4 weeks.

6.4.	Special precautions for storage Do not store above 25 °C. Do not refrigerate or freeze.

This is a pressurised container, containing 6.5% by mass of inflammable propellant. It should be kept away from any flames or sparks, including cigarettes.

It should be protected from direct sunlight and must not be pierced or burned even when empty.

6.5.	Nature and contents of container

Aluminium pressurised container with metering valve together with 14 PVC applicators coated with white soft paraffin and liquid paraffin for administration of the foam and 14 plastic bags for hygienic disposal of the applicators.

Pack sizes:

Original pack with 1 spray can, contains at least 14 actuations of 1.2 g rectal foam each Original pack with 2 spray cans, contains at least 2 x 14 actuations of 1.2 g rectal foam each

Hospital pack with 1 spray can, contains at least 14 actuations of 1.2 g rectal foam each

6.6.	Special precautions for disposal of a used medicinal product or waste material derived from such medicinal product and other handling of the product

No special requirements.

7.	MARKETING AUTHORISATION HOLDER

Dr. Falk Pharma GmbH

    Leinenweberstr.    5

    D-79108    Freiburg

    Postfach 6529

D-79041 Freiburg

8.	MARKETING AUTHORISATION NUMBER

PL 08637/0011

9.	DATE OF FIRST AUTHORISATION/RENEWAL OF THE AUTHORISATION

15/06/2006

10.	DATE OF REVISION OF THE TEXT

June 2006

B.     ORAL PRODUCT SUMMARY

BUDENOFALK 3MG GASTRO-RESISTANT CAPSULES

1.	NAME OF THE MEDICINAL PRODUCT

Budenofalk 3 mg gastro-resistant capsules

2.	QUALITATIVE AND QUANTITATIVE COMPOSITION

Each capsule contains 3 mg budesonide

For excipients, see 6.1

3.	PHARMACEUTICAL FORM

Gastro-resistant capsules, hard

Capsule, hard, pink containing white gastro-resistant granules.

4.	CLINICAL PARTICULARS

4.1.	Therapeutic indications

-Induction of remission in patients with mild to moderate active Crohn’s disease affecting the ileum and/or the ascending colon.

-Symptomatic relief of chronic diarrhoea due to collagenous colitis

Please note:

Treatment with Budenofalk 3 mg does not appear useful in patients with Crohn’s disease affecting the upper gastro-intestinal tract. Extraintestinal symptoms, e.g. involving the skin, eyes or joints, are unlikely to respond to Budenofalk 3 mg because of its local action.

4.2.	Posology and method of administration

Posology:

Adults aged > 18 years:

The recommended daily dose is one capsule (containing 3 mg budesonide) three times daily (morning, midday and evening) about a half hour before meals.

Children:

Budenofalk 3 mg should not be taken by children due to insufficient experience in this age group.

Method of Administration:

The capsules containing the gastro-resistant granules should be taken before meals, swallowed whole with plenty of fluid (e.g. a glass of water).

The duration of treatment in active Crohn’s Disease and in collagenous colitis should be limited to 8 weeks.

The treatment with Budenofalk 3 mg should not be stopped abruptly, but withdrawn gradually (tapering doses). In the first week, the dosage should be reduced to two capsules daily, one in the morning, one in the evening. In the second week, only one capsule should be taken in the morning. Afterwards treatment can be stopped.

4.3.	Contra-indications:

Budenofalk 3 mg must not be used in:

- hypersensitivity to budesonide or any of the ingredients

- hepatic cirrhosis with signs of portal hypertension, e.g. late-stage primary biliary cirrhosis

4.4.	Special warnings and special precautions for use

Treatment with Budenofalk 3 mg results in lower systemic steroid levels than conventional oral steroid therapy. Transfer from other steroid therapy may result in symptoms relating to the change in systemic steroid levels. Caution is required in patients with tuberculosis, hypertension, diabetes mellitus, osteoporosis, peptic ulcer, glaucoma, cataracts, family history of diabetes, family history of glaucoma.

Infection:

Suppression of the inflammatory response and immune function increases the susceptibility to infections and their severity. The risk of deterioration of bacterial, fungal, amoebic and viral infections during glucocorticoid treatment should be carefully considered. The clinical presentation may often be atypical and serious infections such as septicaemia and tuberculosis may be masked, and therefore may reach an advanced stage before being recognised.

Chickenpox: Chickenpox is of particular concern since this normally minor illness may be fatal in immunosuppressed patients. Patients without a definite history of chickenpox should be advised to avoid close personal contact with chickenpox or herpes zoster and if exposed they should seek urgent medical attention. If the patient is a child, parents must be given the above advice. Passive immunisation with varicella zoster immunoglobulin (VZIG) is needed by exposed non-immune patients who are receiving systemic corticosteroids or who have used them within the previous 3 months; this should be given within 10 days of exposure to chickenpox. If a diagnosis of chickenpox is confirmed, the illness warrants specialist care and urgent treatment. Corticosteroids should not be stopped and the dose may need to be increased.

Measles: Patients with compromised immunity who have come into contact with measles should, wherever possible, receive normal immunglobulin as soon as possible after exposure.

Live vaccines: Live vaccines should not be given to individuals with impaired immune responsiveness. The antibody response to other vaccines may be diminished.

In patients with severe liver function disorders, the elimination of glucocorticosteroids including Budenofalk will be reduced, and their systemic bioavailability will be increased.

Corticosteroids may cause suppression of the HPA axis and reduce the stress response. Where patients are subject to surgery or other stresses, supplementary systemic glucocorticoid treatment is recommended.

Concomitant treatment with ketoconazole or other CYP3A4 inhibitors should be avoided (see section 4.5)

Budenofalk 3mg capsules contain lactose and sucrose. Patients with rare hereditary problems of galactose or fructose intolerance, glucose-galactose malabsorption, sucrase-isomaltase insufficiency, the Lapp lactase deficiency or the congenital lactase deficiency should not take this medicine.

4.5.	Interaction with other medicinal products and other forms of interaction

Pharmacodynamic interactions

Cardiac glycosides:

The action of the glycoside can be potentiated by potassium deficiency.

Saluretics:

Potassium excretion can be enhanced.

Pharmacokinetic interactions

Cytochrome P450:

- CYP3A4 inhibitors:

Ketoconazole 200 mg once daily p.o. increased the plasma concentrations of budesonide (3 mg single dose) approximately 6-fold during concomitant administration. When ketoconazole was administered 12 hours after budesonide, the concentrations increased approximately 3-fold. As there are not enough data to give dose recommendations, the combination should be avoided.

Other potent inhibitors of CYP3A4 such as ritonavir, itraconazole, and clarithromycin are also likely to give a marked increase of the plasma concentrations of budesonide. In addition, concomitant intake of grapefruit juice should be avoided.

- CYP3A4 inducers:

Compounds or drugs such as carbamazepine and rifampicin, which induce CYP3A4, might reduce the systemic but also the local exposure of budesonide at the gut mucosa. An adjustment of the budesonide dose might be necessary.

- CYP3A4 substrates:

Compounds or drugs which are metabolized by CYP3A4 might be in competition with budesonide. This might lead to an increased budesonide plasma concentration if the competing substance has a stronger affinity to CYP3A4, or - if budesonide binds stronger to CYP3A4 - the competing substance might be increased in plasma and a dose-

adaption/reduction of this drug might be required.

Elevated plasma concentrations and enhanced effects of corticosteroids have been reported in women also receiving oestrogen’s or oral contraceptives, but this has not been observed with oral low dose combination contraceptives.

Cimetidine at recommended doses in combination with budesonide has a small but insignificant effect on pharmacokinetics of budesonide. Omeprazole has no effect on the pharmacokinetics of budesonide.

Steroid-binding compounds:

In theory, potential interactions with steroid-binding synthetic resins such as cholestyramine, and with antacids cannot be ruled out. If given at the same time as Budenofalk 3 mg, such interactions could result in a reduction in the effect of budesonide. Therefore these preparations should not be taken simultaneously, but at least two hours apart.

4.6.	Use during pregnancy and lactation

Administration during pregnancy should be avoided unless there are compelling reasons for Budenofalk 3 mg therapy. In pregnant animals, budesonide, like other glucocorticosteroids, has been shown to cause abnormalities of foetal development. The relevance of this to man has not been established.

Since it is not known if budesonide passes into breast milk, the infant should not be breast-fed during treatment with Budenofalk 3 mg.

4.7.	Effects on ability to drive and use

machines No effects are known.

4.8.	Undesirable Effects

The following undesirable effects and frequencies of Budenofalk 3 mg have been spontaneously reported:

Very rare (<1/10,000), including isolated reports:

•	Metabolism and nutritional disorders: oedema of legs, Cushing’s syndrome.

•	Nervous system disorders: Pseudotumor cerebri (including papilloedema) in adolescents.

•	Gastrointestinal disorders: Constipation.

•	Musculoskeletal, connective tissue and bone disorders: diffuse muscle pain and weakness, osteoporosis.

•	General disorders: tiredness, malaise.

Some of the undesired effects were reported after long-term use.

Occasionally side effects may occur which are typical for systemic glucocorticosteroids. These side effects depend on the dosage, the period of treatment, concomitant or previous treatment with other glucocorticosteroids and the individual sensitivity.

Clinical studies showed that the frequency of glucocorticosteroid associated side effects is lower with Budenofalk 3 mg (approx. by half) than with oral treatment of equivalent dosages of prednisolone.

Immune system disorders:

Interference with the immune response (e.g. increase in risk of infections).

An exacerbation or the reappearance of extraintestinal manifestations (especially affecting skin and joints) can occur on switching a patient from the systemically acting glucocorticosteroids to the locally acting budesonide.

Metabolism and nutrition disorders:

Cushing’s syndrome: moon-face, truncal obesity, reduced glucose tolerance, diabetes mellitus, sodium retention with oedema formation, increased excretion of potassium, inactivity or atrophy of the adrenal cortex, growth retardation in children, disturbance of sex hormone secretion (e.g. amenorrhoea, hirsutism, impotence)

Nervous system disorders:

depression, irritability,

euphoria

Eyes disorders:

glaucoma,

cataract

Vascular disorders:

hypertension, increased risk of thrombosis, vasculitis (withdrawal syndrome after longterm therapy)

Gastro intestinal disorders:

stomach complaints, duodenal ulcer, pancreatitis

Skin and subcutaneous tissue disorders:

allergic exanthema, red striae, petechiae, ecchymosis, steroid acne, delayed wound healing, contact dermatitis

Musculoskeletal, connective tissue and bone disorders :

aseptic necrosis of bone (femur and head of the humerus)

4.9.	Overdose

To date, no cases of overdosage with budesonide are known. In view of the properties of budesonide contained in Budenofalk 3 mg, an overdose resulting in toxic damage is extremely unlikely.

5.	PHARMACOLOGICAL PROPERTIES

5.1.	Pharmacodynamic Properties

Pharmacotherapeutic group: Glucocorticosteroid ATC code: A07EA06

The exact mechanism of budesonide in the treatment of Crohn’s disease is not fully understood. Data from clinical pharmacology studies and controlled clinical trials strongly indicate that the mode of action of Budenofalk 3 mg capsules is predominantly based on a local action in the gut. Budesonide is a glucocorticosteroid with a high local anti-inflammatory effect. At doses clinically equivalent to systemically acting glucocorticosteroids, budesonide gives significantly less HPA axis suppression and has a lower impact on inflammatory markers.

Budenofalk 3 mg capsules show a dose-dependent influence on cortisol plasma levels which is at the recommended dose of 3 x 3 mg budesonide/day significantly smaller than that of clinically equivalent effective doses of systemic glucocorticosteroids.

5.2.	Pharmacokinetic Properties

Absorption:

Budenofalk 3 mg capsules, which contain gastric juice resistant granules, have - due to the specific coating of the granules - a lag phase of 2 - 3 hours. In healthy volunteers, as well as in patients with Crohn’s disease, mean maximal budesonide plasma concentrations of 1 - 2 ng/ml were seen at about 5 hours following an oral dose of Budenofalk 3 mg capsules at a single dose of 3 mg, taken before meals. The maximal release therefore occurs in the terminal ileum and caecum, the main area of inflammation in Crohn’s disease.

In ileostomy patients, release of budesonide from Budenofalk 3 mg is comparable to healthy subjects or Crohn’s disease patients. In ileostomy patients it was demonstrated that about 30-40% of released budesonide is still found in the ileostomy bag, indicating that a substantial amount of budesonide from Budenofalk 3 mg will be transferred normally into the colon.

Concomitant intake of food may delay release of granules from stomach by 2-3 hours, prolonging the lag phase to about 4-6 hours, without change in absorption rates.

Distribution:

Budesonide has a high volume of distribution (about 3 l/kg). Plasma protein binding averages 85 -90%.

Biotransformation:

Budesonide undergoes extensive biotransformation in the liver (approximately 90%) to metabolites of low glucocorticosteroid activity. The glucocorticosteroid activity of the major metabolites, 6â-hydroxybudesonide and 16á-hydroxyprednisolone, is less than 1 % of that of budesonide.

Elimination:

The average elimination half-life is about 3 - 4 hours. The systemic availability in healthy volunteers as well as in fasting patients with Crohn’s disease is about 9 - 13%. The clearance rate is about 10 - 15 l/min for budesonide, determined by HPLC-based methods.

Specific patient populations (liver diseases):

Dependent on the type and severity of liver diseases and due to the fact that budesonide is metabolised by CYP3A4, the metabolization of budesonide might be decreased. Therefore, the systemic exposure of budesonide might be increased in patients with impaired hepatic functions, as has been shown for patients with autoimmune hepatitis (AIH). With improving the liver function and disease, metabolization of budesonide will normalize.

The bioavailability of budesonide has been found to be significantly higher in patients in the late stage of primary biliary cirrhosis (PBC Stage IV) than in patients in the early stages of primary biliary cirrhosis (PBC Stage I/II); on average, the areas under the plasma concentration-time curves were threefold greater in patients with late-stage PBC, following repeated administration of budesonide 3 x 3 mg daily, than in patients with early-stage PBC.

5.3.	Preclinical safety data

Preclinical data in acute, subchronic and chronic toxicological studies with budesonide showed atrophies of the thymus gland and adrenal cortex and a reduction especially of lymphocytes. These effects were less pronounced or at the same magnitude as observed with other glucocorticosteroids. Like with other glucocorticosteroids, and in dependence of the dose and duration and in dependence of the diseases these steroid effects might also be of relevance in man.

Budesonide had no mutagenic effects in a number of in vitro and in vivo tests.

A slightly increased number of basophilic hepatic foci were observed in chronic rat studies with budesonide, and in carcinogenicity studies was an increased incidence of primary hepatocellular neoplasms, astrocytomas (in male rats) and mammary tumors (female rats) observed. These tumors are probably due to the specific steroid receptor action, increased metabolic burden on the liver and anabolic effects, effects which are also known from other glucocorticosteroids in rat studies and therefore represent a class effect. No similar effects have ever been observed in man for budesonide, neither in clinical trials nor from spontaneous reports.

In general, preclinical data reveal no special hazard for humans based on conventional studies of safety pharmacology, repeated dose toxicity, genotoxicity, carcinogenic potential.

In pregnant animals, budesonide, like other glucocorticosteroids, has been shown to cause abnormalities of foetal development. But the relevance to man has not been established (see also section 4.6)

6.	PHARMACEUTICAL PARTICULARS

6.1.	List of excipients

Povidone K25

Lactose monohydrate

Sucrose

Talc

Maize starch

Methacrylic acid, methylmethacrylate copolymer (1:1) (Eudragit L 100)

Methacrylic acid, methylmethacrylate copolymer (1:2) (Eudragit S 100)

Poly(ethylacrylic acid, methylmethacrylate, trimethylammonium ethylmethacrylate chloride) (1:2:0.1) (dispersion with 12.5 percent Eudragit RS 12.5)

Poly (ethylacrylate, methylmethacrylate, trimethylammonium ethylmethacrylate chloride) (1:2:0.2) (solution with 12.5 percent Eudragit RL 12.5)

Triethyl citrate

Titanium dioxide (E 171)

Gelatin

Erythrosine (E127)

Red iron oxide (E 172)

Black iron oxide (E172)

Sodium Laurilsulphate

6.2.	Incompatibilities

Not applicable

6.3.	Shelf life

3 years.

6.4.	Special precautions for storage Do not store above 25C

6.5.	Nature and contents of container

Al/PVC/PVDC blister strips.

Pack sizes: 10, 50, 90, 100 or 120 capsules. Not all pack sizes may be marketed.

6.6.	Instructions for use/handling

No special requirements.

7.	MARKETING AUTHORISATION HOLDER

Dr. Falk Pharma GmbH

    Leinenweberstr.     5

D-79108     Freiburg

Postfach 6529

D-79041 Freiburg

8.	MARKETING AUTHORISATION NUMBER

9.	DATE OF FIRST AUTHORISATION/RENEWAL OF AUTHORISATION

January 4, 1999

10.	DATE OF (PARTIAL) REVISION OF THE TEXT

October 2006

SCHEDULE 5

THIRD PARTY PATENTS

1.	United States Patent No. 5,449,520.

Issued: September 12, 1995.

Title: Pharmaceutical composition for rectal administration of active principles exhibiting a prevalently topical medication action at the colon level.

Inventors: Frigerio, Giorgetti, Chiodini.

Assignee: Giuliani S.p.A.

Application No. 130,624

PCT Filed: October 1, 1993

2.	United States Patent No. 6,423,340.

Issued: July 23, 2002.

Title: Method for the treatment of inflammatory bowel diseases

Inventors: Ulmius.

Assignee: Aktiebolaget Draco.

Application No. 09/159, 301

Date of Expiry: November 15 2010

DR FALK PHARMA GmbH

By:
Name:
Title:

SALIX PHARMACEUTICALS, INC.

By:
Name:
Title: